EXHIBIT 2.1

ARRANGEMENT AGREEMENT

among

SOLITARIO EXPLORATION & ROYALTY CORP.

- and -

METALLIC VENTURES GOLD INC.

August 24, 2009

Fogler, Rubinoff LLP

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ARTICLE 1 GENERAL		4
1.1	Definitions	4
1.2	Plan of Arrangement	9
1.3	Adjustments to Consideration Shares	10
1.4	Dissenting Shares	10
1.5	Joint Proxy Statement	10
1.6	Material Adverse Effect or Material Adverse Change	11
1.7	Currency	11
1.8	Exhibits	11
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF MVG		11
2.1	Organization and Standing	12
2.2	Agreement Authorized and its Effect on Other Obligations	12
2.3	Governmental and Third Party Consents	13
2.4	Capitalization	14
2.5	Securities Reports and Financial Statements	14
2.6	Liabilities	14
2.7	Information Supplied	15
2.8	No Defaults	15
2.9	Litigation; Investigations	15
2.10	Absence of Certain Changes and Events	16
2.11	Employment Matters	16
2.12	Intellectual	16
2.13	Title to Properties and Condition of Assets	16
2.14	Mineral Reserves and Resources	17
2.15	Operational Matters	17
2.16	Environmental Matters	17
2.17	Compliance with Laws	18
2.18	Taxes	17
2.19	Insurance	18
2.20	Indebtedness to and by Officers, Directors and Others	19
2.21	No Limitation	19
2.22	No Insider Rights	19
2.23	Off-Balance Sheet Arrangements	19
2.24	Fairness Opinion	19
2.25	Restrictions on Business Activities	19
2.26	Books and Records	20
2.27	Minute Books	20
2.28	Debt	20
2.29	No Shareholders' Rights Plan	20
2.30	No Guarantees or Indemnities	20
2.31	Reporting Issuer Status	20
2.32	No Cease Trade Orders	20
2.33	Disclosure	20
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SOLITARIO		21
3.1	Organization and Standing	21
3.2	Agreement Authorized and its Effect on Other Obligations	22
3.3	Governmental and Third Party Consents	23
3.4	Capitalization	23
3.5	Securities Reports and Financial Statements	24
3.6	Cash Assets	24
3.7	Liabilities	24
3.8	Information Supplied	24
3.9	No Defaults	25
3.10	Litigation; Investigations	25
3.11	Absence of Certain Changes and Events	25
3.12	Intellectual Property	26
3.13	Title to Properties and Condition of Assets	26
3.14	Operational Matters	26
3.15	Environmental Matters	26
3.16	Compliance with Laws	27
3.17	Taxes	27
3.18	Insurance	28
3.19	No Limitation	28
3.20	Restrictions on Business Activities	28
3.21	Books and Records	29
3.22	Minute Books	29
3.23	Debt	29
3.24	Reporting Issuer Status	29
3.25	No Cease Trade Orders	29
3.26	Off-Balance Sheet Arrangements	29
3.27	Disclosure	29
3.28	No Resale Restrictions	29
ARTICLE 4 OBLIGATIONS PENDING EFFECTIVE DATE		30
4.1	Agreements of Solitario and MVG	30
4.2	Agreements of MVG Regarding the Conduct of Business	30
4.3	Agreements of MVG Relating to the Arrangement	34
4.4	Covenants Regarding Non-Solicitation and Right to Match	36
4.5	Agreements of Solitario Regarding Conduct of Business	39
4.6	Agreements of Solitario Relating to the Arrangement	42
4.7	Public Announcements	44
ARTICLE 5 CONDITIONS PRECEDENT TO OBLIATIONS		45
5.1	Mutual Conditions Precedent	45
5.2	Conditions Precedent to Obligations of MVG	46
5.3	Conditions Precedent to Obligations of Solitario	47
5.4	Satisfaction of Conditions	49
5.5	Notice and Cure Provisions	49
ARTICLE 6 TERMINATION		50
6.1	Termination	50
6.2	Notice of Termination	51

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6.3	Effect of Termination	51
6.4	Termination Fee	51
ARTICLE 7 ADDITIONAL AGREEMENTS		52
7.1	Meetings	52
7.2	The Closing	52
7.3	Ancillary Documents/Reservation of Shares	52
7.4	MVG Director and Officer Indemnification	52
7.5	Indemnity for Damages to MVG Shareholders	53
7.6	Insurance	56
ARTICLE 8 AMENDMENTS		53
8.1	Amendment of Agreement	53
8.2	Amendment of Plan of Arrangement	54
ARTICLE 9 PRIVACY MATTERS		54
9.1	Privacy Issues	54
ARTICLE 10 MISCELLANEOUS		55
10.1	No Survival of Representations and Warranties	55
10.2	Notices	55
10.3	Interpretation	56
10.4	Severability	56
10.5	Counterparts	56
10.6	Miscellaneous	56
10.7	Governing Law	57
10.8	Expenses	57
10.9	Further Assurances	58
EXHIBIT A PLAN OF ARRANGEMENT		59
EXHIBIT B		67
MVG ARRANGEMENT RESOLUTION		67
EXHIBIT C		68
SOLITARIO ARRANGEMENT RESOLUTION		68
EXHIBIT D		69
SHAREHOLDERS AGREEMENT		69

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ARRANGEMENT AGREEMENT
                      THIS ARRANGEMENT AGREEMENT (this "Agreement") is entered into as of August 24, 2009, among:

SOLITARIO EXPLORATION & ROYALTY CORP., a Colorado corporation
(hereinafter referred to as "Solitario")

- and -

METALLIC VENTURES GOLD INC., an Ontario corporation (hereinafter referred to as "MVG")

WHEREAS:

          A.     Solitario and MVG have agreed to proceed with a business combination by way of a statutory plan of arrangement pursuant to which, among other things, (i) Solitario shall acquire from the MVG Shareholders all of the issued and outstanding shares of MVG, and (ii) as consideration therefor, Solitario shall deliver to the MVG shareholders, on a pro rata basis, the Consideration Shares and the Cash Consideration, all upon and subject to the terms and conditions set forth herein.

          B.     In furtherance of such transactions, the board of directors of MVG has agreed to submit the Plan of Arrangement (as hereinafter defined) and the other transactions contemplated hereby to the MVG Shareholders and to the Court for approval, and the board of directors of Solitario has agreed to submit the Plan of Arrangement, including the issuance of the Consideration Shares pursuant to the Arrangement to its stockholders for approval.

          C.     Concurrent with the execution and delivery of this Agreement, as a material inducement to Solitario to enter into this Agreement, the two principal MVG Shareholders have executed and delivered the Support Agreements pursuant to which, among other things, each such person has agreed, subject to certain exceptions, to vote, in his capacity as a holder of MVG Common Shares entitled to vote thereon, in favour of the MVG Arrangement Resolution.

          Capitalized terms used in the foregoing clauses shall have the meanings ascribed to such terms as set forth in section 0 below.

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

  GENERAL

  1.1     Definitions
  "  Agreement" means this arrangement agreement dated as of August 24, 2009 between Solitario and MVG with respect to the Arrangement and all amendments thereto;
  "  AMEX" means NYSE AMEX Equities;

  "Applicable Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic), including their use, storage, treatment, transportation and disposition;

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  "Arrangement" means and refers to the arrangement pursuant to Section 182 of the OBCA set forth in the Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof, made at the direction of the Court in the Final Order, provided that (i) no amendments or variations made at the direction of the Court that are reasonably likely to affect the financial terms of the Arrangement or the conditions to the completion of the Arrangement will be included unless consented to by Solitario or counsel to Solitario, and (ii) no other amendments or variations made at the direction of the Court will be included unless they are acceptable to Solitario and MVG, each acting reasonably;

  "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 183(1) of the OBCA to be filed with the Director after the Final Order has been granted giving effect to the Arrangement;

  "Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, for the transaction of banking business;

  "Canadian Securities Laws" means: (a) the Securities Act (Ontario) or the equivalent legislation in each Province and Territory of Canada; (b) the rules, regulations, instruments and policies adopted by the securities regulatory authority of any Province or Territory of Canada, as amended from time to time; and (c) the TSX Company Manual, each as amended from time to time;

  "Cash Consideration" means the $15,500,000 in cash to be paid by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares;

  "Closing" means the closing of the transactions contemplated by this Agreement;

  "Commissions" means the applicable Canadian provincial securities commissions or regulatory authorities;

  "Confidentiality Agreement" has the meaning ascribed to it in Section 0;

  "Consideration Shares" means the 17,000,000 Solitario Common Shares to be issued by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares;

  "Consideration" means collectively, the Consideration Shares and the Cash Consideration;

  "Court" means the Ontario Superior Court of Justice (Commercial List);

  "Depository Agreement" means a depositary agreement to be dated on or prior to the Effective Date between MVG and the Depositary, pursuant to which the Depositary agrees to act in the capacity of the Depositary for the purposes of the Plan of Arrangement, and to undertake the actions of the Depositary provided for therein;

  "Depository" means Computershare Investor Services Inc., or such other Person as may be designated by Solitario and MVG;

  "Director" means the Director appointed pursuant to Section 278 of the OBCA;

  "Dissent Rights" means the rights of dissent exercisable by the MVG Shareholder in respect of the Arrangement pursuant to Section 185 of the OBCA;

  "Due Diligence Expiry Date" means August 31, 2009;

  "Effective Date" means the effective date as shown on the certificate of arrangement issued in accordance with section 183(2) of the OBCA giving effect to the Arrangement;

  "Effective Time" means 12:01 a.m. (Eastern Standard Time) on the Effective Date;

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  "Encumbrance" includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

  "Final Order" has the meaning ascribed to it in Section 0;

  "Governmental Entity" means any applicable (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agency, commission, board or authority of any of the foregoing, or (iii) quasigovernmental or private body (including any stock exchange or Commission) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

  "Interim Order" has the meaning ascribed to it in Section 0;

  "Joint Proxy Statement" has the meaning ascribed to it in Section 0;

  "Laws" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity;

  "Material Adverse Effect" or "Material Adverse Change" have the meaning ascribed to such terms in Section 0;

  "Material Contracts" means all of the agreements, arrangements, commitments and understandings to which MVG or any MVG Subsidiary is a party or by which any of the MVG Material Properties or assets is bound or affected that are material to the business or operations of MVG, all of which have been listed in the MVG Disclosure Letter;

  "material fact" has the meaning attributed to such phrase in the Securities Act (Ontario);

  "MVG" means Metallic Ventures Gold Inc., a corporation incorporated under the OBCA;

  "MVG Acquisition Proposal" has the meaning ascribed to it in Section 0;

  "MVG Arrangement Resolution" means the special resolution of the MVG Shareholders to be considered at the MVG Shareholders Meeting, to be substantially in the form set out in Exhibit B hereto;

  "MVG Common Shares" means the issued and outstanding common shares of MVG;

  "MVG Debt" means the total consolidated indebtedness of MVG as at the time of execution and delivery of this Agreement by MVG to Solitario, including long-term debt, bank debt and working capital deficiency, but excluding hedging obligations, future taxes, normal trade accounts payable, stock option liabilities and severance payment liabilities;

  "MVG Disclosure Letter" has the meaning ascribed to it in Article 2;

  "MVG Fairness Opinion" has the meaning ascribed to it in Section 0;

  "MVG Financial Statements" means MVG's audited consolidated financial statements as at and for the fiscal year ended December 31, 2008 (including the notes thereto) and MVG's unaudited consolidated financial statements as at and for the six month period ended June 30, 2009;

  "MVG Intellectual Property" means, collectively, all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith that MVG or the MVG Subsidiaries own or possess licenses to use;

  "MVG Material Properties" means all properties that are material to MVG and/or the MVG Subsidiaries;

  "MVG Option Plan" means the stock option plan of MVG;

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  "MVG Options" means the options to purchase MVG Shares granted pursuant to the MVG Option Plan;

  "MVG Representatives" means any of the officers, directors, employees, advisors, representatives and agents of MVG and/or the MVG Subsidiaries;

  "MVG Securities Reports" means, collectively, all forms, reports, annual reports, business acquisition reports and documents filed by MVG with the Commissions pursuant to relevant Canadian Securities Laws and with the TSX pursuant to the relevant regulations, policies and rules;

  "MVG Shareholders Meeting" means the special meeting of MVG Shareholders to be held pursuant to the Interim Order, called for the purpose of considering the Arrangement, including any adjournment or adjournments thereof;

  "MVG Shareholders" means the holders, from time to time, of the MVG Common Shares;

  "MVG Subsidiaries" means, collectively, Metallic U.S., Metallic Nevada Inc. and Metallic Goldfield Inc.;

  "MVG Superior Proposal" has the meaning ascribed to it in Section 0;

  "MVG Technical Reports" means, collectively, (i) "A Technical Review of the Converse Project in Western Nevada, USA", dated October 26, 2004, prepared by Watts, Griffis and McOuat Limited Consulting Geologists and Engineers; (ii) "Amended Preliminary Assessment Gemfield and McMahon Ridge Deposits Goldfield District, Nevada" dated March 15, 2007, prepared by AMEC E&C Services Inc.; (iii) "A Technical Review of the Goldfield Project in Esmeralda and Nye Counties Western Nevada, USA", dated July 12, 2005, prepared by Watts, Griffis and McOuat Limited Consulting Geologists and Engineers; and (iv) "A Technical Report on the Goldfield Project Esmeralda County, Nevada USA", dated September 30, 2002, prepared by Mine Development Associates;

  "MVG U.S." means Metallic Ventures (U.S.), Inc., a corporation incorporated under the laws of the state of Nevada;

  "OBCA" means the Business Corporations Act (Ontario), as amended;

  "Plan of Arrangement" means the plan of arrangement relating to the Arrangement in the form attached hereto as Exhibit "A";

  "Pre-Closing Period" has the meaning ascribed to it in Section 0.;

  "SEC" means the United States Securities and Exchange Commission;

  "SEC Filings" means the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;

  "Solitario" means Solitario Exploration & Royalty Corp., a corporation incorporated under the laws of the State of Colorado;

  "Solitario Arrangement Resolution" means the special resolution of the Solitario Stockholders to be considered at the Solitario Stockholders Meeting, to be substantially in the form set out in Exhibit C hereto;

  "Solitario Common Shares" means the common shares of Solitario, $0.01 per share par value;

  "Solitario Debt" means total consolidated indebtedness of Solitario as at the time of execution and delivery of this Agreement by Solitario to MVG, including long-term debt, bank debt and working capital deficiency but excluding hedging obligations, future taxes, normal trade accounts payable, stock option liabilities and severance payment liabilities;

  "Solitario Disclosure Letter" has the meaning ascribed to it in Article 3;


  "Solitario Financial Statements" means, collectively, Solitario's audited consolidated financial statements as at and for the fiscal year ended December 31, 2008 (including the notes thereto) and Solitario's unaudited consolidated financial statements as at and for the six month period ended June 30, 2009;

  "Solitario Intellectual Property" means, collectively, all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith that Solitario or the Solitario Subsidiaries own or possess licenses to use;

  "Solitario Material Properties" means all properties that are material to Solitario and/or the Solitario Subsidiaries;

  "Solitario Option Plan" means the Solitario Resources Corporation 2006 Incentive Stock Option Plan (as amended);

  "Solitario Options" means the options to purchase Solitario Common Shares granted pursuant to the Solitario Option Plan;

  "Solitario Preferred Shares" means shares of preferred stock of Solitario, $0.01 per share par value;

  "Solitario Representatives" means any of the directors, officers, employees, advisors, representatives and agents of Solitario and/or the Solitario Subsidiaries;

  "Solitario Securities Reports" means, collectively, all forms, reports, annual reports, business acquisition reports and documents filed by Solitario with the SEC pursuant to the U.S. Securities Act and the Exchange Act and the rules and regulations thereunder, with the Commissions pursuant to relevant Canadian Securities Laws and with AMEX and the TSX pursuant to the relevant regulations, policies and rules;

  "Solitario Stockholders" means the holders, from time to time, of the Solitario Common Shares;

  "Solitario Stockholders Meeting" means the special meeting of stockholders of Solitario called for the purpose of considering, among other things, the issuance of the Consideration Shares in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

  "Solitario Subsidiaries" means each body corporate, partnership, limited partnership, trust, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Solitario;

  "Support Agreement" means the support agreement dated the date hereof, between Solitario and each of the two principal MVG Shareholders;

  "taxes" means all taxes, assessments, charges, dues, duties, rates, fees imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Entity (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not;

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  "Termination Date" has the meaning ascribed to it in Section 0;

  "Transaction Personal Information" has the meaning ascribed to it in Section 0;

  "TSX" means the Toronto Stock Exchange;

  "U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

  "United States Securities Laws" means the U.S. Securities Act, the Exchange Act, other applicable federal and state securities legislation, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such legislation and the published policies of the Governmental Entities administering such legislation, as well as the rules, regulations, by-laws and policies of the AMEX.

  1.2     Plan of Arrangement

            As promptly as practicable after the preliminary Joint Proxy Statement (as hereinafter defined) is cleared by the SEC, MVG shall apply to the Court pursuant to Section 182 of the OBCA for an interim order of the Court containing declarations and directions with respect to the Arrangement (as hereinafter defined), in form and substance reasonably satisfactory to Solitario and MVG (such order as it may be affirmed, amended or modified by the Court, the "Interim Order") providing for, among other things:

  (a)     the class of persons to whom notice is to be provided in respect of the Arrangement and the MVG Shareholders Meeting and for the manner in which such notice is to be provided;

  (b)     that the requisite approval for the MVG Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the MVG Shareholders present in person or by proxy at the MVG Shareholders Meeting and voting as a single class;

  (c)     that, in all other respects, the terms, conditions and restrictions of the articles and by-laws of MVG, including the quorum requirement and other matters, shall apply in respect of the MVG Shareholders Meeting;

  (d)     the grant of Dissent Rights as contemplated in the Plan of Arrangement ;

  (e)     the notice requirements with respect to the presentation of the application to the Court for the Final Order;

  (f)     that the MVG Shareholders Meeting may be adjourned or postponed from time to time by MVG subject to the terms of this Agreement without the need for additional approval of the Court; and

  (g)     that the record date for MVG Shareholders entitled to notice of and to vote at the MVG Shareholders Meeting will not change in respect of any adjournment(s) of the MVG Shareholders Meeting.

            If the Interim Order is obtained and the MVG Arrangement Resolution is passed at the MVG Shareholders Meeting by the MVG Shareholders and the Solitario Resolution is passed at the Solitario Stockholders Meeting by the Solitario Stockholders, MVG will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement pursuant to Section 182 of the OBCA, (such order as it may be affirmed, amended or modified by the Court, the "Final Order"). Upon issuance of the Final Order and subject to satisfaction or waiver (in respect of those conditions that can be waived) of the conditions precedent in Article 5, Solitario and MVG shall execute and deliver such closing documents and instruments and forthwith proceed to file the Articles of Arrangement and such other documents as may be required to give effect to the Arrangement with the Director pursuant to Section 183 of the OBCA, whereupon the transactions comprising the Arrangement shall occur (the time of such filing shall be deemed to be the Effective Time) and shall be deemed to have occurred in the order set out therein without any further act or formality.

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  1.3     Adjustments to Consideration Shares

            The aggregate number of Consideration Shares issuable to the MVG Shareholders hereunder shall be adjusted to reflect any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Solitario Common Shares, merger, reorganization, recapitalization or other like change with respect to Solitario Common Shares occurring after the date hereof and prior to the Effective Time. Solitario will, following receipt by MVG of the Final Order and prior to the Effective Time, ensure that the Depositary has been provided with sufficient Solitario Common Shares in escrow to issue the Consideration Shares pursuant to the Arrangement.

  1.4     Dissenting Shares

            Holders of MVG Common Shares will have Dissent Rights with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA. Holders of MVG Options will not have Dissent Rights with respect to such securities in connection with the Arrangement. MVG shall give Solitario (i) prompt notice of any written demands of a Dissent Right, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by MVG, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Solitario, except as required by applicable Laws, MVG shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

  1.5     Joint Proxy Statement

  (a)     As promptly as practicable after execution of this Agreement, Solitario and MVG shall prepare and Solitario shall file with the SEC and in all jurisdictions where the same is required to be filed, a joint management information circular and proxy statement (the "Joint Proxy Statement"), together with any other documents required by the U.S. Securities Act or the Exchange Act, in connection with the Arrangement and the other transactions contemplated hereby, complying in all material respects with all applicable Laws on the date of mailing thereof and containing sufficient detail to enable the MVG Shareholders and Solitario Stockholders to form a reasoned judgement concerning the matters to be considered at the MVG Shareholders Meeting and Solitario Stockholders Meeting, respectively. The Joint Proxy Statement shall constitute (i) the management information circular of MVG with respect to the MVG Shareholders Meeting, and (ii) the proxy statement of Solitario with respect to the Solitario Stockholders Meeting. As promptly as practicable after the preliminary Joint Proxy Statement is cleared by the SEC and subject to receipt of the Interim Order, Solitario and MVG shall cause the Joint Proxy Statement to be mailed to each company's respective securityholders entitled to vote.

  (b)     Each party shall promptly furnish to the other parties all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 0. The Joint Proxy Statement shall comply in all material respects with all applicable requirements of Laws. Each of Solitario and MVG will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement, Solitario or MVG, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to securityholders entitled to vote securities of Solitario and MVG, as may be applicable, such amendment or supplement.

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  (c)     Solitario and MVG shall take any action required to be taken under any applicable Canadian Securities Laws or United States Securities Laws in connection with the issuance of the Consideration Shares and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither Solitario nor MVG shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified.

  1.6     Material Adverse Effect or Material Adverse Change

            In this Agreement, the term "Material Adverse Effect" or "Material Adverse Change" used with respect to any party means any matter or action that has an effect or change (or any condition, event or development involving a prospective change) that is, or could reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities of a party which is or may reasonably be expected to be material and adverse to such party and subsidiaries, taken as a whole, but excluding any matter, action, effect or change occurring after the date of this Agreement relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada, the United States or elsewhere, (ii) conditions affecting the mining exploration, exploitation, development and production industry as a whole, and not specifically relating to any party or its respective subsidiaries, (iii) any matter which has been publicly disclosed or has been communicated in writing to the other party as of the date hereof, and (iv) matters permitted by this Agreement, the MVG Disclosure Letter, the Solitario Disclosure Letter or consented to or approved in writing by the other party.

  1.7     Currency

            Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

  1.8     Exhibits

  The following Exhibits attached hereto are incorporated herein by reference:

  (a)     Exhibit A - Plan of Arrangement

  (b)     Exhibit B - MVG Arrangement Resolution

  (c)     Exhibit C - Solitario Arrangement Resolution

  (d)     Exhibit D - Shareholders Agreement

  REPRESENTATIONS AND WARRANTIES OF MVG

            Except as set forth in a letter dated the date of this Agreement and delivered by MVG to Solitario concurrently herewith (the "MVG Disclosure Letter"), MVG hereby represents and warrants to, and agrees and covenants with, Solitario that:

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  2.1     Organization and Standing

  (a)     MVG and each of the MVG Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries. The MVG Subsidiaries are the only subsidiaries of MVG and 100% of each MVG Subsidiary's outstanding capital stock is owned by MVG. Neither MVG nor any MVG Subsidiary owns any debt or equity interests in any entity other than the MVG Subsidiaries.

  (b)     As of the date hereof, MVG is the beneficial direct owner of all of the outstanding shares of the MVG Subsidiaries with good title thereto free and clear of any and all Encumbrances. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the MVG Subsidiaries of any securities of the MVG Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the MVG Subsidiaries. All outstanding securities of the MVG Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

  2.2     Agreement Authorized and its Effect on Other Obligations

  (a)     MVG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under all documents and arrangements contemplated by this Agreement to which MVG is or will be a party. The execution and delivery of this Agreement by MVG and the performance by MVG of its obligations hereunder have been duly authorized by the board of directors of MVG and no other corporate proceeding on the part of MVG is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of (i) the Joint Proxy Statement and other matters relating solely thereto, by the board of directors of MVG; (ii) materials to be filed with the Court in connection with the applications for the Interim Order and Final Order by the board of directors of MVG; (iii) any matters required by the Interim Order or the Final Order to be authorized by the board of directors of MVG or the MVG Shareholders; and (iv) the MVG Arrangement Resolution by the MVG Shareholders. This Agreement has been duly executed and delivered by MVG and is a valid and binding obligation of MVG, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) that the consummation of the Arrangement is subject to approval of the MVG Shareholders and the Court as provided in this Agreement.

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  (b)     Neither the execution and delivery of this Agreement by MVG, nor the consummation of the transactions contemplated hereby by MVG nor compliance with the provisions hereof by MVG will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws of MVG or any equivalent document of any of the MVG Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, amendment, cancellation, right of first refusal or acceleration of any obligation contained in, or the loss of any material benefit or the incurrence of any material cost under, or result in the creation of any Encumbrance upon any of the material properties or assets of MVG or any of the MVG Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MVG or any of the MVG Subsidiaries or their respective projects, properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

  2.3     Governmental and Third Party Consents

  (a)     No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity with jurisdiction over MVG or any of its properties, assets or businesses is required to be obtained by MVG or any of the MVG Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Commissions and the Court and the mailing to the MVG Shareholders of the Joint Proxy Statement relating to the MVG Shareholders Meeting; (ii) the furnishing to the SEC of the SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the OBCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, any other applicable Canadian Securities Laws or United States Securities Laws; (v) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent MVG from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

  (b)     Other than as contemplated by Section 0 or as referred to in the MVG Disclosure Letter, no consents, waivers, permits, orders, assignments or approvals are required to be obtained by MVG in connection with the continuation in full force and effect of all of the MVG Material Contracts upon Closing.

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  2.4     Capitalization

  (a)     The authorized capital of MVG consists of an unlimited number of MVG Common Shares. As of August 24, 2009, 51,991,495 MVG Common Shares were issued and outstanding and an aggregate of 545,000 MVG Common Shares were reserved for issuance pursuant to outstanding MVG Options, and as at such date, no other MVG Common Shares are reserved for issuance pursuant to any outstanding rights or options. The MVG Disclosure Letter contains a complete and accurate listing of all outstanding MVG Options as at August 24, 2009, including the names of MVG Option holders and the applicable vesting provisions, expiry dates and exercise prices of the outstanding MVG Options. All of the issued and outstanding MVG Common Shares have been duly authorized and validly issued as fully paid and non-assessable shares and were issued in compliance with all applicable charter documents of MVG and all applicable Laws. There are, and have been, no pre-emptive rights with respect to the issuance of the MVG Common Shares or any other capital stock of MVG.

  (b)     Other than as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire any shares of, or any securities convertible into, the capital stock of MVG.

  (c)     Neither MVG nor any of the MVG Subsidiaries is a party to any unanimous shareholder agreement, pooling agreement, voting trust or other similar type of arrangements in respect of their outstanding securities.

  2.5     Securities Reports and Financial Statements

  (a)     Since January 1, 2009 MVG has filed all required MVG Securities Reports, all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the MVG Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The MVG Financial Statements were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable Laws) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) in all material respects, the consolidated financial position of MVG and the MVG Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

  (b)     There has been no material change in MVG's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto, since December 31, 2008.

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  2.6     Liabilities

            MVG and the MVG Subsidiaries are not nor would reasonably be expected to become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to MVG or any MVG Subsidiary, except for: (a) liabilities reflected or reserved against in the MVG Financial Statements; (b) normal and recurring current liabilities that have been incurred in the ordinary course of business and consistent with past practices by MVG or any MVG Subsidiary since the date of the last filed MVG Financial Statements; (c) liabilities described in the MVG Disclosure Letter; and (d) liabilities that would not, in the aggregate, have a Material Adverse Effect on MVG or any MVG Subsidiary.

  2.7     Information Supplied

            None of the information supplied or to be supplied by MVG for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the securityholders of MVG and at the time of the MVG Shareholders Meeting, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form with the provisions of the OBCA, applicable United States Securities Laws and Canadian Securities Laws.

  2.8     No Defaults

            Neither MVG nor any MVG Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its articles, bylaws or other charter documents; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which MVG or any MVG Subsidiary is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

  2.9     Litigation; Investigations

            There is no claim, action, suit or proceeding pending, or to the knowledge of MVG threatened against MVG or any of the MVG Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on MVG or any of the MVG Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MVG or any of the MVG Subsidiaries having, any such effect. There is no investigation pending or, to the knowledge of MVG, threatened, against MVG or any of the MVG Subsidiaries before any Governmental Entity which could have such an effect.

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  2.10    Absence of Certain Changes and Events

  (a)     Since December 31, 2008, there has not been:
                 (i)     any Material Adverse Effect on MVG or any of the MVG Subsidiaries;

                 (ii)    any material damage, destruction, or loss to the business or properties of MVG or any of the MVG Subsidiaries, taken as a whole;

                 (iii)   any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of MVG or any of the MVG Subsidiaries, or any direct or indirect redemption, purchase or any other acquisition by MVG or any of the MVG Subsidiaries of any such stock; or

                 (iv)    any other event or condition known to MVG particularly pertaining to and adversely affecting the operations, assets or business of MVG or any of the MVG Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on MVG or any of the Subsidiaries.

  (b)     Since December 31, 2008, there has not been any change in the capital stock or in the number of shares or classes of MVG's authorized or outstanding capital stock as described in Section 0.

  2.11     Employment Matters

            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, parachute payment, bonus, retention, termination or otherwise) becoming due to any director, officer, employee or independent contractor of MVG or any of the MVG Subsidiaries. Upon completion of the Arrangement, the aggregate amount payable pursuant to this Section 0 will not exceed the amount as disclosed in the MVG Disclosure Letter.

  2.12     Intellectual Property

            Neither MVG nor the MVG Subsidiaries owns or possesses any licenses to use any MVG Intellectual Property.

  2.13     Title to Properties and Condition of Assets

            The MVG Disclosure Letter contains a complete and accurate list of all of the MVG Material Properties. Applying customary standards in the mining industry, MVG either directly or through the MVG Subsidiaries has sufficient title to or valid leasehold interests in the MVG Material Properties to operate such properties in the ordinary course and consistent with past practice, free and clear of any title defect or Encumbrance, except for such defects in title or Encumbrances that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on MVG or any of the MVG Subsidiaries. Each lease and agreement granting rights to the MVG Material Properties is in full force and effect and constitutes a legal, valid and binding agreement of MVG and/or the MVG Subsidiaries, as applicable, and neither MVG nor the MVG Subsidiaries is in violation or breach of or default under any such lease or agreement except such violations, breaches or defaults which, individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

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  2.14     Mineral Reserves and Resources

            The most recent estimated measured, indicated and inferred mineral resources of MVG and the MVG Subsidiaries are set forth in the MVG Technical Reports, all of which have been prepared and disclosed in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices and in accordance with the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects and were, as at the respective dates thereof, true and correct in all material respects. There has been no undisclosed material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources contained in the MVG Technical Reports.

  2.15     Operational Matters

            Except as would not reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries, all rentals, payments and obligations (including maintenance for unpatented mining claims), royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of MVG or any of the MVG Subsidiaries have been properly and timely paid or accrued; and

  2.16     Environmental Matters

  (a)     There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of MVG, previously owned or leased by MVG or any of the MVG Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on MVG or any of the MVG Subsidiaries;

  (b)     MVG and the MVG Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations as now conducted and are operating in material compliance thereunder;

  (c)     MVG's and the MVG Subsidiaries' operations and the use of their assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on MVG or any of the MVG Subsidiaries;

  (d)     To the knowledge of MVG, none of the operations or assets of MVG or any MVG Subsidiary has ever been conducted or used by MVG or any MVG Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on MVG or any of the MVG Subsidiaries or have been rectified;

  (e)     No written notice has been served on MVG or any MVG Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, or which may require any material work, repairs, construction or expenditures, other than any of the foregoing which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on MVG or any of the MVG Subsidiaries; and

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  (f)     MVG does not know of any reason that would preclude it from renewing or obtaining a re-issuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of MVG's or the MVG Subsidiaries' assets for their current or proposed purposes and uses.

  2.17     Compliance with Laws

            MVG and each of the MVG Subsidiaries has, in all material respects, complied with and is not in material violation of any applicable Laws.

  2.18     Taxes

            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVG or any of the MVG Subsidiaries:

  (a)     proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by MVG and each of the MVG Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes, including withholding taxes, together with any interest and penalties and additions to tax thereon, due and payable have been paid; and the tax provision reflected in MVG's financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of MVG and the MVG Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to MVG and the MVG Subsidiaries or their assets or businesses;

  (b)     no waiver of any statute of limitations executed by MVG or a MVG Subsidiary with respect to any tax is in effect for any period;

  (c)     neither MVG nor any MVG Subsidiary has received any notice of reassessment from the Canada Revenue Agency, the Internal Revenue Service, or any other federal, provincial, state or local tax authority. Neither MVG nor any MVG Subsidiary is under audit by any taxing authority nor has, to the knowledge of MVG nor any MVG Subsidiary, is any such audit pending or threatened;

  (d)     there are no tax liens on any assets of MVG or the MVG Subsidiaries except for taxes not yet currently due; and

  (e)     neither MVG nor any MVG Subsidiary has engaged in any transaction that would constitute a "reportable transaction" within the meaning of Section 6011, 6662A or 6662 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder and similar state or local tax statutes.

  2.19     Insurance

            MVG and the MVG Subsidiaries maintain policies of insurance, including but not limited to directors' and officers' liability insurance, in amounts that are adequate and usual for companies of a similar size operating in the mining industry. The policies and the coverage provided thereunder are in full force and effect and MVG and each of the MVG Subsidiaries is in good standing under each policy. Neither MVG nor any of the MVG Subsidiaries have received notice of any claim, dispute, liability, obligation, action, debt, proceeding or litigation against MVG or any of the MVG Subsidiaries which is not in all material respects covered by insurance (subject to standard deductibles) maintained by it and which could have a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

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  2.20     Indebtedness to and by Officers, Directors and Others

            Neither MVG nor any of the MVG Subsidiaries is currently indebted to any of the directors, officers, employees or consultants or any of their respective associates or affiliates or other parties not at arm's length to MVG or the MVG Subsidiaries, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to MVG or any of the MVG Subsidiaries. After the Effective Time, indebtedness will be incurred pursuant to existing employment agreements as described in Section 0.

  2.21     No Limitation

            There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which MVG or any MVG Subsidiary is a party or by which it is otherwise bound that has or would reasonably be expected to limit the business or operations of MVG or any MVG Subsidiary in a particular manner or to a particular locality or geographic region or for a limited period of time, and the execution, delivery and performance of this Agreement does not and will not result in the restriction of MVG or any MVG Subsidiary from engaging in this business or from competing with any person or in any geographic area, other than any agreements, commitments or understandings which would not, individually or in the aggregate, have a Material Adverse Effect on MVG or the MVG Subsidiaries.

  2.22     No Insider Rights

            No director, officer, insider or other party not at arm's length to MVG or any MVG Subsidiary has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, participation interest or any other interest whatsoever, in any properties of MVG or any MVG Subsidiary.

  2.23     Off-Balance Sheet Arrangements

            MVG does not have any "off-balance sheet arrangements" as such term is defined in Form 20-F adopted by the SEC.

  2.24     Fairness Opinion

            The board of directors of MVG has received a verbal opinion as of August 21, 2009 (and have been advised that they will receive a written opinion) from GMP Securities L.P. to the effect that as of the date of such opinion, subject to the assumption and limitations set out therein, the Consideration to be received by the MVG Shareholders in connection with the transaction contemplated by this Agreement is fair, from a financial point of view, to the MVG Shareholders (the "MVG Fairness Opinion").

  2.25     Restrictions on Business Activities

            There is no material agreement, judgment, injunction, order or court decree binding upon MVG or any MVG Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of MVG or any MVG Subsidiary, any acquisition of property by MVG or any MVG Subsidiary or the conduct of any current business by MVG or any MVG Subsidiary other than any such agreements, judgements, injunctions, orders or court decrees which would not, individually or in the aggregate, have a Material Adverse Effect on MVG of the MVG Subsidiaries.

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  2.26     Books and Records

            The books, records and accounts of MVG and the MVG Subsidiaries, in all material respects: (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions, including the acquisition and dispositions of the assets of MVG and the MVG Subsidiaries, and (c) accurately and fairly reflect the basis for the MVG financial statements. MVG has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets.

  2.27     Minute Books

            The corporate records and minute books of MVG and each of the MVG Subsidiaries as provided to Solitario's legal counsel are true and complete and up-to-date in all material respects.

  2.28     Debt

            As at the time of execution and delivery of this Agreement by MVG to Solitario, MVG Debt is $nil.

  2.29     No Shareholders' Rights Plan

            MVG is not a party to, and prior to the Effective Time, MVG will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire MVG Common Shares or other securities of MVG or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the consummation of the Arrangement, without the prior written approval of Solitario.

  2.30     No Guarantees or Indemnities

            Neither MVG nor any MVG Subsidiary is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of each of MVG and the MVG Subsidiaries and applicable Laws and indemnification of GMP Securities L.P. in accordance with the provisions of the MVG Fairness Opinion), or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

  2.31     Reporting Issuer Status

            MVG is a "reporting issuer" in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador and in the Northwest Territories, Yukon and Nunavut. The MVG Common Shares are listed and posted for trading on the TSX.

  2.32     No Cease Trade Orders

            No Commission or other Governmental Entity has issued any order preventing or suspending trading of any securities of MVG or any of the MVG Subsidiaries and no proceedings for that purpose have been instituted or, to the knowledge of MVG, are pending, contemplated or threatened.

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  2.33     Disclosure

            All documents, written information or statements, financial statements, certificates or exhibits prepared and furnished by MVG in connection with the transaction contemplated in this Agreement were accurate in all material respects as at its respective date as stated therein or, if updated, as of the date of its delivery to Solitario for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to Solitario in relation to Solitario due diligence requests are accurate in all material respects as at the respective dates as stated therein.

  REPRESENTATIONS AND WARRANTIES OF SOLITARIO

            Except as set forth in a letter dated the date of this Agreement and delivered by Solitario to MVG concurrently herewith (the "Solitario Disclosure Letter"), Solitario hereby represents and warrants to, and agrees and covenants with, MVG that:

  3.1     Organization and Standing

  (a)     Solitario and each of the Solitario Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries. The Solitario Subsidiaries are the only subsidiaries of Solitario and 100% of each Solitario Subsidiary's outstanding capital stock is owned by Solitario. Neither Solitario nor any Solitario Subsidiary owns any debt or equity interests in any entity other than the Solitario Subsidiaries.

  (b)     As of the date hereof, Solitario is the beneficial direct owner of all of the outstanding shares of the Solitario Subsidiaries with good title thereto free and clear of any and all Encumbrances. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Solitario Subsidiaries of any securities of the Solitario Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Solitario Subsidiaries. All outstanding securities of the Soitario Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

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  3.2     Agreement Authorized and its Effect on Other Obligations

  (a)     Solitario has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under all documents and agreements contemplated by this Agreement to which Solitario is or will be a party. The execution and delivery of this Agreement by Solitario and the performance by Solitario of its obligations hereunder have been duly authorized by the board of directors of Solitario and no other corporate proceeding on the part of Solitario is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of (i) the Joint Proxy Statement and other matters relating solely thereto, by the board of directors of Solitario; (ii) materials to be filed with the Court in connection with the applications for the Interim Order and Final Order by the board of directors of Solitario; (iii) any matters required by the Interim Order or the Final Order to be authorized by the board of directors of Solitario or the Solitario Stockholders; and (iv) the Solitario Arrangement Resolution by the Solitario Stockholders. This Agreement has been duly executed and delivered by Solitario and is a valid and binding obligation of Solitario, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) that the consummation of the Arrangement is subject to approval of the Solitario Stockholders and the Court as provided in this Agreement.

  (b)     Neither the execution and delivery of this Agreement by Solitario, nor the consummation of the transactions contemplated hereby by Solitario nor compliance with the provisions hereof by Solitario will: (i) conflict with, or result in any violations of, the charter documents of Solitario or any of the Solitario Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, amendment, cancellation, right of first refusal or acceleration of any obligation contained in, or the loss of any material benefit or the incurrence of any material cost under, or result in the creation of any Encumbrance upon any of the material properties or assets of Solitario or any of the Solitario Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Solitario or any of the Solitario Subsidiaries or their respective projects, properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries.

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  3.3     Governmental and Third Party Consents

  (a)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by Solitario or any of the Solitario Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions, the SEC and the Court and the mailing to the Solitario Stockholders of the Joint Proxy Statement relating to the Solitario Stockholders Meeting; (ii) the furnishing to the SEC of the SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the OBCA; (iv) such filings, authorizations, orders and approvals as may be required under state "control share acquisition," "anti-takeover" or other similar statutes, and any other applicable Canadian Securities Laws or United States Securities Laws; and (v) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Solitario from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries.

  (b)     Other than as contemplated by Section 3.3(a), no consents, waivers, permits, orders, assignments or approvals are required to be obtained by Solitario in connection with the continuation in full force and effect of all of the Solitario material contracts upon Closing.

  3.4     Capitalization

  (a)     The authorized capital of Solitario consists of 50,000,000  Solitario Common Shares, and 10,000,000 Solitario Preferred Shares. As of August 24, 2009, 29,750,242 Solitario Common Shares and no Preferred Shares were issued and outstanding, and an aggregate of 2,654,000 Solitario Common Shares were reserved for issuance pursuant to outstanding Solitario Options, and as at such date, no other Solitario Common Shares are reserved for issuance pursuant to any outstanding rights or options. All of the issued and outstanding Solitario Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Solitario and were issued in compliance with all applicable charter documents of Solitario and all applicable Laws. There are, and have been, no pre-emptive rights with respect to the issuance of the Solitario Common Shares or any other capital stock of Solitario.

  (b)     Other than as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Solitario any shares of, or any securities convertible into, the capital stock of Solitario.

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  3.5     Securities Reports and Financial Statements

  (a)     Since January 1, 2009 Solitario has filed all required Solitario Securities Reports, all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Solitario Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Solitario Financial Statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable Laws) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments), in all material respects, the consolidated financial position of Solitario and the Solitario Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

  (b)     There has been no material change in Solitario's accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto, since December 31, 2008.

  3.6     Cash Assets

            On the Effective Date Solitario will have sufficient funds available to pay the Consideration as may be required by Section 3.1(e) of the Plan of Arrangement.

  3.7     Liabilities

            Neither Solitario nor any Solitario Subsidiary has, and none of Solitario or any Solitario Subsidiary is or would reasonably be expected to become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to Solitario or any Solitario Subsidiary, except for: (a) liabilities reflected or reserved against in financial statements contained in the Solitario Securities Reports; (b) normal and recurring current liabilities that have been incurred in the ordinary course of business and consistent with past practices by Solitario or any Solitario Subsidiary since the date of the last filed Solitario Securities Report filed on SEDAR; (c) liabilities described in the Solitario Disclosure Letter; and (d) liabilities that would not, in the aggregate, have a Material Adverse Effect on Solitario.

  3.8     Information Supplied

            None of the information supplied or to be supplied by Solitario for inclusion or incorporation by reference in the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the securityholders of Solitario and at the time of the Solitario Stockholders Meeting, contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form with the provisions of the OBCA and applicable United States Securities Laws and Canadian Securities Laws.

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  3.9     No Defaults

            Neither Solitario nor any Solitario Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its articles, bylaws or other charter documents; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Solitario or any Solitario Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries.

  3.10     Litigation; Investigations

            There is no claim, action, suit or proceeding pending, or to the knowledge of Solitario threatened against Solitario or any of the Solitario Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Solitario or any of the Solitario Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Solitario, threatened, against Solitario or any of the Solitario Subsidiaries before any Governmental Entity which could have such an effect.

  3.11     Absence of Certain Changes and Events

  (a)     Since December 31, 2008, there has not been:

            (i)     any Material Adverse Effect on Solitario or any of the Solitario Subsidiaries;

            (ii)     any material damage, destruction, or loss to the business or properties of Solitario and the Solitario Subsidiaries, taken as a whole;

            (iii)     any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Solitario, or any direct or indirect redemption, purchase or any other acquisition by Solitario of any such stock; or

            (iv)     any other event or condition known to Solitario particularly pertaining to and adversely affecting the operations, assets or business of Solitario or any of the Solitario Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Solitario.

  (b)     Since December 31, 2008, there has not been any change in the capital stock or in the number of shares or classes of Solitario's authorized or outstanding capital stock as described in Section 0.

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  3.12     Intellectual Property

            Solitario or the Solitario Subsidiaries own or possess licenses to use all Solitario Intellectual Property that is either material to the business of Solitario or any Solitario Subsidiary or that is necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Solitario and the Solitario Subsidiaries. The Solitario Intellectual Property is owned or licensed by Solitario or the Solitario Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries. Except in the ordinary course of business, neither Solitario nor any of the Solitario Subsidiaries has granted to any other person any license or sublicense to use any Solitario Intellectual Property. Neither Solitario nor any of the Solitario Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by Solitario and the Solitario Subsidiaries of the Solitario Intellectual Property.

  3.13     Title to Properties and Condition of Assets

            The Solitario Disclosure Letter contains a complete and accurate list of all of the Solitario Material Properties. Applying customary standards in the mining industry, Solitario either directly or through the Solitario Subsidiaries has sufficient title to or valid leasehold interests in the Solitario Material Properties to operate such properties in the ordinary course and consistent with past practice, free and clear of any title defect or Encumbrance, except for such defects in title or Encumbrances that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries. Each lease and agreement granting rights to the Solitario Material Properties is in full force and effect and constitutes a legal, valid and binding agreement of Solitario and/or the Solitario Subsidiaries, as applicable, and neither Solitario nor the Solitario Subsidiaries is in violation or breach of or default under any such lease or agreement except such violations, breaches or defaults which, individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries.

  3.14     Operational Matters

            Except as would not reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries all rentals, payments and obligations (including maintenance for unpatented mining claims), royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Solitario or any of the Solitario Subsidiaries have been properly and timely paid or accrued.

  3.15     Environmental Matters

  (a)     There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of Solitario, previously owned or leased by Solitario or any of the Solitario Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries;

  (b)     Solitario and the Solitario Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

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  (c)     Solitario's and the Solitario Subsidiaries' operations and the use of their assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries;

  (d)     To the knowledge of Solitario, none of the operations or assets of Solitario or any Solitario Subsidiary has ever been conducted or used by Solitario or any Solitario Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries or have been rectified;

  (e)     No written notice has been served on Solitario or any Solitario Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, or which may require any material work, repairs, construction or expenditures, other than any of the foregoing which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries; and

  (f)     Solitario does not know of any reason that would preclude it from renewing or obtaining a re-issuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Solitario's or the Solitario Subsidiaries' assets for their current or proposed purposes and uses.

  3.16     Compliance with Laws

            Solitario and each of the Solitario Subsidiaries has, in all material respects, complied with and is not in material violation of any applicable Laws.

  3.17     Taxes

            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries:

  (a)     proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Solitario and each of the Solitario Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid; and the tax provision reflected in Solitario's financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of Solitario and the Solitario Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Solitario and the Solitario Subsidiaries or their assets or businesses;

  (b)     no waiver of any statute of limitations executed by Solitario or a Solitario Subsidiary with respect to any tax is in effect for any period;

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  (c)     neither Solitario nor any Solitario Subsidiary has received any notice of reassessment from the Canada Revenue Agency, the Internal Revenue Service, or any other federal, provincial, state or local tax authority. Neither Solitario or any of the Solitario Subsidiaries is under audit by any taxing authority nor has, to the knowledge of Solitario nor any Solitario Subsidiaries is any such audit pending or threatened;

  (d)     there are no tax liens on any assets of Solitario or the Solitario Subsidiaries except for taxes not yet currently due; and

  (e)     neither Solitario nor any Solitario Subsidiary has engaged in any transaction that would constitute a "reportable transaction" within the meaning of Section 6011, 6662A or 6662 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder and similar state or local tax statutes.

  3.18     Insurance

            Solitario and the Solitario Subsidiaries maintain policies of insurance, including but not limited to directors' and officers' liability insurance in amounts that are adequate and usual for companies of a similar size operating in the mining industry. The policies and the coverage provided thereunder are in full force and effect and Solitario and each of the Solitario Subsidiaries is in good standing under each policy. Neither Solitario nor any of the Solitario Subsidiaries have received notice of any claim, dispute, liability, obligation, action, debt, proceeding or litigation against Solitario or any of the Solitario Subsidiaries which is not in all material respects covered by insurance (subject to standard deductibles) maintained by it and which could have a Material Adverse Effect on Solitario or any of the Solitario Subsidiaries.

  3.19     No Limitation

            There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which Solitario or any Solitario Subsidiary is a party or by which it is otherwise bound that has or would reasonably be expected to limit the business or operations of Solitario or any Solitario Subsidiary in a particular manner or to a particular locality or geographic region or for a limited period of time, and the execution, delivery and performance of this Agreement does not and will not result in the restriction of Solitario or any Solitario Subsidiary from engaging in this business or from competing with any person or in any geographic area, other than any agreements, commitments or understandings which would not, individually or in the aggregate, have a Material Adverse Effect on Solitario or the Solitario Subsidiaries.

  3.20     Restrictions on Business Activities

            There is no material agreement, judgment, injunction, order or court decree binding upon Solitario or any Solitario Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Solitario or any Solitario Subsidiary, any acquisition of property by Solitario or any Solitario Subsidiary or the conduct of any current business by Solitario or any Solitario Subsidiary other than any agreements, judgements, injunctions, orders or court decrees which would not, individually or in the aggregate, have a Material Adverse Effect on Solitario or the Solitario Subsidiaries.

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  3.21     Books and Records

            The books, records and accounts of Solitario and the Solitario Subsidiaries, in all material respects: (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail accurately and fairly reflect the transactions, including the acquisition and dispositions of the assets of Solitario and the Solitario Subsidiaries, and (c) accurately and fairly reflect the basis for the Solitario financial statements. Solitario has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets.

  3.22     Minute Books

            The corporate records and minute books of Solitario and each of the Solitario Subsidiaries as provided to MVG's legal counsel are true and complete and up-to-date in all material respects.

  3.23     Debt

            As at the time of execution and delivery of this Agreement by Solitario to MVG, Solitario Debt is $nil.

  3.24     Reporting Issuer Status

            Solitario is a SEC registrant and is in material compliance with all applicable United States Securities Laws. Solitario is a "reporting issuer" in the provinces of British Columbia, Alberta, Ontario, Quebec and Nova Scotia. The Solitario Common Shares are listed and posted for trading on the TSX and AMEX.

  3.25     No Cease Trade Orders

            No Commission or other Governmental Entity has issued any order preventing or suspending trading of any securities of Solitario or any of the Solitario Subsidiaries and no proceedings for that purpose have been instituted or, to the knowledge of Solitario, are pending, contemplated or threatened.

  3.26     Off-Balance Sheet Arrangements

            Solitario does not have any "off-balance sheet arrangements" as such term is defined in Form 20-F adopted by the SEC.

  3.27     Disclosure

            All documents, written information or statements, financial statements, certificates or exhibits prepared and furnished by Solitario in connection with the transaction contemplated in this Agreement were accurate in all material respects as at its respective date as stated therein or, if updated, as of the date of its delivery to MVG for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to MVG in relation to MVG due diligence requests are accurate in all material respects as at the respective dates as stated therein.

  3.28     No Resale Restrictions

            Except with respect to persons deemed "affiliates" of Solitario under the U.S. Securities Act, the Solitario Common Shares to be distributed upon Closing in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the U.S. Securities Act, excepting transactions deemed to be distributions to which the restrictions of  the U.S. Securities Act shall apply.

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  OBLIGATIONS PENDING EFFECTIVE DATE

  4.1     Agreements of Solitario and MVG

            Solitario and MVG agree to take the following actions after the date hereof:

  (a)     Each party will promptly prepare, execute and file or join in the execution and filing of any application or other document that may be necessary to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its commercially reasonable efforts to promptly obtain such authorizations, approvals and consents.

  (b)     Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party's tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants. Notwithstanding the foregoing, except as expressly provided for herein, neither party shall be obligated to make available to the other any of their respective board of directors' materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transactions nor any information supplied by any of their respective officers, directors, employees, financial advisors, legal advisors, representatives and agents in connection therewith.

  (c)     Solitario and MVG shall cooperate in the preparation and prompt filing by Solitario of the Joint Proxy Statement with the SEC.

  (d)     Each of Solitario and MVG will promptly notify the other in writing: (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event, change or effect having, or likely to have, a Material Adverse Effect on such party or, in the case of MVG, any of the MVG Subsidiaries; and (iii) of any breach by such party of any material covenant or agreement contained in this Agreement.

  (e)     Each of Solitario and MVG will use its commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 5 hereof, and each of Solitario and MVG will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable.

  4.2     Agreements of MVG Regarding the Conduct of Business

            MVG agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Solitario, from the date hereof to the earlier of the Effective Date or the termination of this Agreement pursuant to Article 6 (the "Pre-Closing Period"), except as expressly contemplated or permitted by this Agreement, required by applicable Laws or Governmental Entity or consented to by Solitario in writing, MVG will, and will cause each of the MVG Subsidiaries, to:

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  (a)     Use its reasonable commercial efforts, to operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with it.

  (b)     Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted.

  (c)     Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

  (d)     Duly comply in all material respects with all Laws applicable to it and to the conduct of its business.

  (e)     Except pursuant to existing employment, termination or compensation arrangements or policies, not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by applicable Laws; (C) increase the compensation of any officer of MVG or any of the MVG Subsidiaries; or (D) make any payment to any officer, director or employee of MVG or any of the MVG Subsidiaries outside of the ordinary course of business; or (ii) make any contributions to or amend any employee benefit plan, stock option plan or the benefits and options granted thereunder, except as may be required for compliance with this Agreement or applicable Laws.

  (f)     Not, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any assets, except for production in the ordinary course, for consideration in excess of $10,000 individually or $50,000 in the aggregate; (ii) expend or commit to expend more than $10,000 individually or $50,000 in the aggregate with respect to any capital expenditures except to the extent that such expenditures are set forth in the capital budget of MVG disclosed to Solitario prior to the date hereof; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) reorganize, amalgamate, merge or otherwise combine MVG or any of the MVG Subsidiaries with any other person; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof which is not a MVG Subsidiary or affiliate of MVG, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) acquire any assets with an acquisition cost in excess of $10,000 individually or $20,000 in the aggregate; (vii) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (viii) authorize, recommend or propose any release or relinquishment of any Material Contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in the MVG Securities Reports or otherwise in the ordinary course of business; (xi) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (xii) enter into any agreements for the sale of production having a term of more than thirty (30) days; (xiii) enter into any material consulting or contract operating agreement that cannot be terminated on thirty (30) days or less notice without penalty; or (xiv) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

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  (g)     Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice.

  (h)     Not amend its constating documents or bylaws or other organizational documents or merge or consolidate with or into any other entity or change in any manner the rights of its capital stock or the character of its business.

  (i)     Not issue or sell (except upon the exercise of outstanding MVG Options), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

  (j)     Other than as contemplated by this Agreement, not, directly or indirectly, do or permit to occur any of the following: (i) redeem, purchase or otherwise acquire any of the outstanding MVG or MVG Subsidiaries' common shares or other securities; (ii) split, combine or reclassify any of the MVG or MVG Subsidiaries' common shares or other securities; (iii) adopt a plan of liquidation or resolutions providing for MVG or any MVG Subsidiary's liquidation, dissolution, merger, consolidation or reorganization; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  (k)     Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof.

  (l)     Ensure that:

            (i)     if at any time within 10 days after the requisite approval for the Arrangement Resolution has been given by the MVG Shareholders pursuant to Section 0, Solitario (i) requests MVG to re-capitalize all of the balances in inter-company accounts among MVG and the MVG Subsidiaries in a manner presented by Solitario to MVG, which is not inconsistent with Canadian generally accepted accounting principles regarding consolidated financial statements of MVG and the MVG Subsidiaries and (ii) delivers to MVG an agreement to indemnify and hold harmless MVG and its directors and officers against and from any and all Canadian or United States tax compliance and tax liability issues arising out of such restructuring, MVG will recapitalize such inter-company accounts prior to the Closing;

            (ii)     MVG has available funds to permit the payment of the maximum amount which may be required by Section 0 hereof and the purchase of the MVG Options as may be required by Section 3.1(b) of the Plan of Arrangement;

            (iii)     MVG U.S. retains a sufficient amount of cash as of the Effective Time to satisfy the maximum severance, termination and other amounts that may be payable pursuant to Section 0 hereof; and

            (iv)     MVG and the MVG Subsidiaries together have available on the Effective Date no less than an additional $10,500,000 in cash (not including the cash required for the amounts referred to in paragraphs (ii) and (iii) above).

  (m)     Promptly notify Solitario of any event or circumstance that could reasonably be expected to result in a Material Adverse Effect on MVG or any of the MVG Subsidiaries.

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  (n)     Deliver to Solitario, within 40 days after the end of each fiscal quarter of MVG beginning June 30, 2009, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of MVG, and as of the corresponding fiscal quarter of the previous fiscal year. MVG hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the financial condition of MVG as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein, and (iv) shall contain all adjustments which MVG considers necessary for a fair presentation of its results for each respective fiscal period.

  (o)     Not take any action or permit any action to be taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement, and MVG shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement.

  (p)     Take all actions required, including by the board of directors of MVG calling the MVG Shareholders Meeting and recommending that MVG Shareholders approve this Agreement and the Arrangement.

  (q)     Use its reasonable commercial efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

  (r)     Not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs.

  (s)     Promptly notify Solitario in writing of any Material Adverse Change affecting MVG or any of the MVG Subsidiaries, or of any change in any representation or warranty provided by MVG in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and MVG shall in good faith discuss with Solitario any change in circumstances (actual, anticipated, contemplated, or to the knowledge of MVG, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Solitario pursuant to this provision.

  (t)     Except as disclosed in the MVG Disclosure Letter, use its reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to Solitario on or prior to the Effective Date.


  4.3     Agreements of MVG Relating to the Arrangement

            MVG agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Solitario, during the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, required by applicable Laws or Governmental Entity or consented to by Solitario in writing MVG will, and will cause each of the MVG Subsidiaries to:

  (a)     In a timely and expeditious manner, provide notice to Solitario of the MVG Shareholders Meeting and allow Solitario's representatives to attend such meeting.

  (b)     In a timely and expeditious manner, prepare, in cooperation with Solitario, and file the Joint Proxy Statement with respect to the MVG Shareholders Meeting, and include or incorporate by reference therein, without limitation: (i) any financial statements in respect of prior acquisitions made by MVG that are required to be included therein in accordance with applicable Laws; (ii) the unanimous determination of the board of directors of MVG that the Arrangement is fair to MVG Shareholders and is in the best interests of MVG Shareholders, and include the unanimous recommendation of the board of directors of MVG that the MVG Shareholders vote in favour of the Arrangement; and (iii) the MVG Fairness Opinion dated as of the date of the Joint Proxy Statement that, subject to the assumptions and limitations set out therein, the Consideration to be received by the MVG Shareholders under the Arrangement is fair, from a financial point of view, to MVG Shareholders; provided that, notwithstanding the covenants of MVG in this subsection, prior to the completion of the Arrangement, the board of directors of MVG may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of the board of directors of MVG acting reasonably, having received the advice of its outside legal counsel which is reflected in minutes of the meeting of the board of directors of MVG, such withdrawal, modification or change is necessary for the board of directors of MVG to discharge its fiduciary duties under applicable Laws and, if applicable, provided the board of directors of MVG shall have complied with the provisions of Sections 0 and Section 0.

  (c)     Indemnify and save harmless Solitario and the directors, officers and agents of Solitario, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Solitario, or any director, officer or agent thereof, may be subject or which Solitario, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

            (i)     any misrepresentation or alleged misrepresentation in the Joint Proxy Statement respecting MVG or in any material filed by MVG in compliance or intended compliance with any applicable Laws;


            (ii)     any order made or any inquiry, investigation or proceeding by any Commission based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the Joint Proxy Statement respecting MVG or in any material filed by or on behalf of MVG in compliance or intended compliance with applicable Canadian Securities Laws and United States Securities Laws, which prevents or restricts the trading in the MVG Common Shares; and

            (iii)     MVG not complying with any requirement of applicable Laws in connection with the transactions contemplated by this Agreement;

  except that MVG shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based solely on the information respecting Solitario provided by Solitario and included in the Joint Proxy Statement or the negligence of Solitario.

  (d)     Except for proxies and other non-substantive communications with securityholders, furnish promptly to Solitario or Solitario's counsel, a copy of each notice, report, schedule or other document delivered, filed or received by MVG in connection with: (i) the Arrangement; (ii) the MVG Shareholders Meeting; (iii) any filings under applicable Laws in connection with the transactions contemplated hereby; and (iv) any dealings with Governmental Entities in connection with the transactions contemplated hereby.

  (e)     Solicit proxies to be voted at the MVG Shareholders Meeting in favour of the MVG Arrangement Resolution, provided that MVG may, but shall not be required to, engage a proxy solicitation agent for such purpose.

  (f)     Conduct the MVG Shareholders Meeting in accordance with the Interim Order, articles, bylaws, and other constating documents of MVG and as otherwise required by applicable Laws.

  (g)     Make all necessary filings and applications under applicable Laws, including applicable Canadian Securities Laws and United States Securities Laws, required to be made on the part of MVG in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable Laws.

  (h)     Promptly advise Solitario in the event that Dissent Rights are given to MVG Shareholders under the terms of the Interim Order, of the number of MVG Common Shares for which MVG receives notices of dissent or written objections to the Arrangement and provide Solitario with copies of such notices and written objections.

  (i)     Cooperate prior to the Effective Date with Solitario in making application to list the Consideration Shares on the TSX and on AMEX.

  (j)     Not take any action or permit any action to be taken, inconsistent with this Agreement, which might reasonably be expected to directly or indirectly interfere or affect the consummation of the Arrangement, and take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement.


  (k)     Cooperate with Solitario in the preparation, execution and filing of any documents that are necessary or, in the reasonable judgment of Solitario, appropriate to file with an applicable taxing authority in connection with the transactions contemplated by this Agreement.

  4.4     Covenants Regarding Non-Solicitation and Right to Match

            MVG agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Solitario, during the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, required by applicable Laws or Governmental Entity or consented to by Solitario in writing MVG will, and will cause each of the MVG Subsidiaries to:

  (a)     Immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any MVG Representatives on its behalf), if any, with any other person initiated before the date of this Agreement with respect to any MVG Acquisition Proposal (as hereinafter defined) and shall immediately request the return or destruction of all information provided to any third parties which have entered into a confidentiality agreement with MVG relating to an MVG Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

  (b)     Not, directly or indirectly, do or authorize or permit any of the MVG Representatives to do, any of the following:

            (i)     solicit, facilitate, initiate or encourage or take any action to solicit, facilitate or encourage any MVG Acquisition Proposal;

            (ii)     enter into or participate in any negotiations or initiate any discussion regarding an MVG Acquisition Proposal, or furnish to any other person any confidential information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an MVG Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

            (iii)     waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any "standstill provisions" thereunder; or

            (iv)     accept, recommend, approve or enter into an agreement to implement an MVG Acquisition Proposal;

  provided, however, that notwithstanding any other provision hereof, MVG and the MVG Representatives may:


            (v)     enter into or participate in any negotiations or discussions with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by MVG or any of the MVG Representatives) seeks to engage in such negotiations or discussions and, subject to execution of a confidentiality agreement and standstill agreement having terms and provisions substantially similar to the Amended and Restated Confidentiality Agreement between Solitario and MVG dated July 1, 2009 (the "Confidentiality Agreement") (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to Solitario as set out below), may furnish to such third party information concerning MVG and its business, properties and assets, in each case if, and only to the extent that:

                 (A)     the third party has first made a written bona fide MVG Acquisition Proposal which the board of directors of MVG determines in good faith: (i) is funded, in that funds or other consideration necessary for the MVG Acquisition Proposal are or are likely to be available; (ii) after consultation with its financial advisor would, if consummated in accordance with its terms, result in a transaction financially superior for the MVG Shareholders than the Arrangement (in its then current form) and can be carried out in a reasonable timeframe; and (iii) after receiving the advice of outside counsel, as reflected in minutes of the board of directors of MVG that the taking of such action is necessary for the board of directors of MVG to discharge its fiduciary duties under applicable Laws (an "MVG Superior Proposal") (and for the purposes of this Agreement, an MVG Acquisition Proposal may include an MVG Acquisition Proposal made to MVG by a third party who has entered into an agreement with MVG that contains "standstill provisions", provided that such MVG Acquisition Proposal has not been solicited, initiated or encouraged by MVG); and

                 (B)     prior to furnishing such information to or entering into or participating in any such negotiations or discussions with such third party, MVG provides prompt notice to Solitario to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party, together with an executed copy of the confidentiality agreement referenced above, and if not previously provided to Solitario, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that, MVG shall notify Solitario orally and in writing of any inquiries, offers or proposals with respect to a MVG Acquisition Proposal (which written notice shall include, without limitation, a copy of such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to Solitario, copies of all information provided to such third party and all other information reasonably requested by Solitario), within 24 hours of the receipt thereof, shall keep Solitario informed of the status and details of any such inquiry, offer or proposal and answer any questions of Solitario with respect thereto; and


            (vi)     accept, recommend, approve or enter into an agreement to implement a MVG Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the board of directors of MVG shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Subsection (c) below and after receiving the advice of outside counsel as reflected in the minutes of the board of directors of MVG, that the taking of such action is necessary for the board of directors of MVG in discharge of its fiduciary duties under applicable Laws and MVG complies with its obligations set forth in Subsection (c) below and terminates this Agreement in accordance with Subsection 0 and concurrently therewith pays the fee to Solitario in accordance with Subsection 0.

  (c)     Give Solitario, if MVG receives a MVG Superior Proposal, orally and in writing, at least 72 hours advance notice of any decision by the board of directors of MVG to accept, recommend, approve or enter into an agreement to implement a MVG Superior Proposal, which notice shall include a summary of the details of the MVG Superior Proposal, including the identity of the third party making the MVG Superior Proposal. During such 72 hour period, MVG agrees not to accept, recommend, approve or enter into any agreement to implement such MVG Superior Proposal and not to release any party making the MVG Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement.

  (d)     MVG acknowledges and agrees that, during the 72 hour period referred to in paragraph (c) above, Solitario shall have the opportunity, but not the obligation, to propose to amend the terms of the Arrangement, including but not limited to the opportunity to amend the structure of the Solitario offer. The board of directors of MVG shall review any proposal by Solitario to amend the terms of the offer in order to determine, in good faith in the exercise of its fiduciary duties, whether Solitario's proposal to amend the Arrangement or such other amended offer by Solitario would result in the MVG Acquisition Proposal not being an MVG Superior Proposal compared to the proposed amendment to the terms of the Arrangement.

  The board of directors of MVG shall promptly reaffirm its recommendation of the Arrangement by press release after: (i) any MVG Acquisition Proposal (which is determined not to be an MVG Superior Proposal) is publicly announced or made; or (ii) the board of directors of MVG determines that a proposed amendment to the terms of the Solitario offer would result in the MVG Acquisition Proposal which is publicly announced or made not being an MVG Superior Proposal, and Solitario has so amended the terms of the Arrangement.

  Nothing in this Agreement shall prevent the board of directors of MVG from responding through a directors' circular or otherwise as required by applicable Laws to an MVG Acquisition Proposal that it determines is not an MVG Superior Proposal.


  (e)     For the purposes of this Agreement, "MVG Acquisition Proposal" means, with respect to MVG, the making of any proposal or offer in writing to MVG or the MVG Shareholders from any person or group of persons "acting jointly or in concert" (within the meaning of the Securities Act (Ontario)) which constitutes, (whether in one transaction or a series of transactions): (i) an acquisition from MVG or the MVG Shareholders of 50% or more of the voting securities of MVG; (ii) any acquisition of substantially all of the assets of MVG; (iii) an amalgamation, arrangement, merger or consolidation involving MVG; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization, business combination or similar transaction involving MVG; or (v) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement.

  4.5     Agreements of Solitario Regarding the Conduct of Business

            Solitario agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by MVG, during the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, required by applicable Laws or Governmental Entity or consented to by MVG in writing, Solitario will, and will cause each of the Solitario Subsidiaries, to:

  (a)     Use its reasonable commercial efforts to operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with it.

  (b)     Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use, damage by fire or unavoidable casualty excepted.

  (c)     Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

  (d)     Duly comply in all material respects with all Laws applicable to it and to the conduct of its business.

  (e)     Except pursuant to existing employment, termination or compensation arrangements or policies, not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by applicable Laws; (C) increase the compensation of any officer of Solitario; or (D) make any payment to any officer, director or employee of Solitario outside of the ordinary course of business; or (ii) amend or make any contributions to any employee benefit plan or stock option plan, except to increase the number of Solitario Common Shares issuable pursuant to the Solitario Option Plan from 2,800,000 to 4,600,000 and except as may be required for compliance with this Agreement or applicable Laws.


  (f)     Not, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any assets, except for production in the ordinary course, for consideration in excess of $5,000 individually or $50,000 in the aggregate; (ii) expend or commit to expend more than $5,000 individually or $50,000 in the aggregate with respect to any capital expenditures except to the extent that such expenditures are set forth in the capital budget of Solitario disclosed to MVG prior to the date hereof; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) reorganize, amalgamate, merge or otherwise combine Solitario or any of the Solitario Subsidiaries with any other person; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof which is not a Solitario Subsidiary or affiliate of Solitario, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) acquire any assets with an acquisition cost in excess of $500,000 individually or $2,000,000 in the aggregate; (vii) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (viii) authorize, recommend or propose any release or relinquishment of any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in the Solitario Securities Reports or otherwise in the ordinary course of business; (xi) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (xii) enter into any agreements for the sale of production having a term of more than thirty (30) days; (xiii) enter into any material consulting or contract operating agreement that cannot be terminated on thirty (30) days or less notice without penalty; or (xiv) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.


  (g)     Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice.

  (h)     Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other entity or change in any manner the rights of its capital stock or the character of its business, except to increase the number of authorized Solitario Common Shares from 50,000,000 to 100,000,000.

  (i)     Not issue or sell (except upon the exercise of outstanding Solitario Options outstanding), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock except that Solitario may issue up to 6,000,000 shares of its capital stock in an equity offering.

  (j)     Not, directly or indirectly, do or permit to occur any of the following: (i) redeem, purchase or otherwise acquire any of the outstanding Solitario or Solitario Subsidiaries' common shares or other securities; (ii) split, combine or reclassify any of the Solitario or Solitario Subsidiaries' common shares or other securities; (iii) adopt a plan of liquidation or resolutions providing for Solitario or any Solitario Subsidiary's liquidation, dissolution, merger, consolidation or reorganization; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  (k)     Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof.

  (l)     Promptly notify MVG of any event or circumstance that could reasonably be expected to result in a Material Adverse Effect on Solitario.

  (m)     Deliver to MVG, within 40 days after the end of each fiscal quarter of Solitario beginning June 30, 2009, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of Solitario, and as of the corresponding fiscal quarter of the previous fiscal year. Solitario hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the financial condition of Solitario as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as noted therein, and (iv) shall contain all adjustments which Solitario considers necessary for a fair presentation of its results for each respective fiscal period.

  (n)     Not take any action or permit any action to be taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement, and Solitario shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement.


  (o)     Take all actions required, including by the board of directors of Solitario calling the Solitario Stockholders Meeting and recommending that Solitario Stockholders vote in favor of a proposal to approve the issuance of the Consideration Shares.

  (p)     Use its reasonable commercial efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

  (q)     Not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs.

  (r)     Promptly notify MVG in writing of any Material Adverse Change affecting Solitario or of any change in any representation or warranty provided by Solitario in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Solitario shall in good faith discuss with MVG any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Solitario, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to MVG pursuant to this provision.

  (s)     Ensure that it has available funds to permit the payment of the Cash Consideration and the maximum amount which may be required by Section 0 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amounts when required.

  (t)     Except as disclosed in the Solitario Disclosure Letter, use its reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to MVG on or prior to the Effective Date.

  4.6     Agreements of Solitario Relating to the Arrangement

            Solitario agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by MVG, during the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, required by applicable Laws or Governmental Entity or consented to by MVG in writing, Solitario will, and will cause each of the Solitario Subsidiaries, to:

  (a)     In a timely and expeditious manner, provide notice to MVG of the Solitario Stockholders Meeting and allow MVG's representatives to attend such meeting.


  (b)     In a timely and expeditious manner, prepare, in cooperation with MVG and file the Joint Proxy Statement with respect to the Solitario Stockholders Meeting and include or incorporate by reference therein, without limitation: (i) any financial statements in respect of prior acquisitions made by Solitario that are required to be included therein in accordance with applicable Laws; and (ii) the unanimous determination of the board of directors of Solitario that the issuance of the shares of Solitario Common Shares, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, is in the best interests of Solitario Stockholders, and include the unanimous recommendation of the board of directors of Solitario that the Solitario Stockholders vote in favor of a proposal to approve the issuance of Solitario's Common Shares issuable as contemplated by the Arrangement.

  (c)     Indemnify and save harmless MVG and the directors, officers and agents of MVG, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which MVG, or any director, officer or agent thereof, may be subject or which MVG, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

            (i)     any misrepresentation or alleged misrepresentation in the Joint Proxy Statement respecting Solitario or in any material filed by Solitario in compliance or intended compliance with all applicable Laws and:

            (ii)     any order made or any inquiry, investigation or proceeding by any Commission based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the Joint Proxy Statement respecting Solitario or in any material filed by or on behalf of Solitario in compliance or intended compliance with applicable Canadian Securities Laws or United States Securities Laws, which prevents or restricts the trading in the Solitario Common Shares; and

            (iii)     Solitario not complying with any requirement of applicable Laws in connection with the transactions contemplated by this Agreement;

  except that Solitario shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based solely on the information respecting MVG provided by MVG and included in the Joint Proxy Statement or the negligence of MVG;

  (d)     Except for proxies and other non-substantive communications with securityholders, Solitario will furnish promptly to MVG or MVG's counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Solitario in connection with: (i) the Arrangement; (ii) the Solitario Stockholders Meeting; (iii) any filings under applicable Laws in connection with the transactions contemplated hereby; and (iv) any dealings with Governmental Entities in connection with the transactions contemplated hereby.


  (e)     Solicit proxies to be voted at the Solitario Stockholders Meeting in favour of matters to be considered at the Solitario Stockholders Meeting, including the increase in the number of authorized Solitario Common Shares from 50,000,000 to 100,000,000, an amendment to the Solitario Option Plan to increase the number of Solitario Common Shares that may be issuable upon the exercise of Solitario Options, and the issuance of the Consideration Shares, provided that Solitario may, but shall not be required to, engage a proxy solicitation agent for such purpose.

  (f)     Conduct the Solitario Stockholders Meeting in accordance with the Interim Order, articles, by-laws, and other constating documents of Solitario and as otherwise required by applicable Laws.

  (g)     Make all necessary filings and applications under applicable Laws, including applicable Canadian Securities Laws and United States Securities Laws, required to be made on the part of Solitario in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable Laws.

  (h)     At or prior to the Effective Time, allot and reserve for issuance a sufficient number of Solitario Common Shares to meet the obligations of Solitario under the Arrangement.

  (i)     Prior to the Effective Date, take all necessary action to have the Consideration Shares issued in connection with the Arrangement listed and posted for trading on the TSX and on AMEX.

  (j)     Not take any action or permit any action to be taken, inconsistent with this Agreement, which might reasonably be expected to directly or indirectly interfere or affect the consummation of the Arrangement, and Solitario shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement.

  (k)     Keep all information that Solitario receives from MVG with respect to any MVG Superior Proposal pursuant hereto confidential and shall not be disclosed or used except to the extent required by applicable Laws or to enforce its rights under this Agreement in legal proceedings and ensure that the Solitario Representatives are aware of this obligation.

  4.7     Public Announcements

            Neither Solitario nor MVG, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement or the other transactions contemplated hereby without the prior notice to and the opportunity for review by the other party, except as may be required by Laws or by any listing agreement with AMEX or the TSX.


  CONDITIONS PRECEDENT TO OBLIGATIONS

  5.1     Mutual Conditions Precedent

            The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver at or before the Closing (as defined below) of the following conditions:

  (a)     Interim Order. The Interim Order shall have been granted in form and substance satisfactory to each of Solitario and MVG, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Solitario and MVG, acting reasonably, on appeal or otherwise.

  (b)     Securityholder Approval. The Arrangement shall have been approved by the MVG Shareholders at the MVG Shareholder Meeting on or prior to the Termination Date (as defined below) in accordance with applicable Laws and the Interim Order, and MVG shall not have received on or prior to the Effective Time notice from the holders of more than 5% of the issued and outstanding MVG Common Shares, in aggregate, of their intention to exercise their rights of dissent under section 185 of the OBCA, as modified by the Interim Order, which notices have not been withdrawn as of the Effective Time.

  (c)     No Legal Action. No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court, tribunal or Governmental Entity or other regulatory or administrative agency or commission by any elected or appointed public official, whether or not having the force of law, and no Laws, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the judgment of Solitario or MVG (as applicable), acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in the affairs, operations or business of MVG or Solitario, respectively, or would prevent the parties from completing the Arrangement.

  (d)     Court Approval. The Court shall have issued the Final Order in form and substance reasonably satisfactory to Solitario and MVG (such approvals not to be unreasonably withheld or delayed by Solitario or MVG) and reflecting the terms hereof.

  (e)     Regulatory Approvals and Exchange Compliance. All required domestic and foreign regulatory, governmental and third party approvals and consents in respect of the completion of the Arrangement shall have been obtained, or required notices given, on terms and conditions satisfactory to Solitario and MVG, each acting reasonably, including, without limitation conditional approval to the listing of the Consideration Shares issuable pursuant to the Arrangement on the TSX and AMEX, and all applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period.

  (f)     Stock Exchange Approvals. The TSX and AMEX have conditionally approved the listing thereon of the Solitario Common Shares to be issued to MVG Shareholders pursuant to the Arrangement, subject only to such conditions, including the filing of documentation as are acceptable to MVG and Solitario, acting reasonably.


  (g)     Distribution in Canada. The distribution of the Solitario Common Shares in Canada pursuant to the Arrangement is exempt from registration and prospectus requirements of applicable Canadian Securities Laws and except with respect to persons deemed to be "control persons" or the equivalent under applicable Canadian Securities Laws, the Solitario Common Shares to be distributed in Canada pursuant to the Arrangement are not subject to any resale restrictions under applicable Canadian Securities Laws.

  (h)     Distribution in the United States. The distribution of the Solitario Common Shares in the United States pursuant to the Arrangement is exempt from registration requirements under the U.S. Securities Act and, except with respect to persons deemed "affiliates" of Solitario under the U.S. Securities Act, the Solitario Common Shares to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the U.S. Securities Act, excepting transactions deemed to be distributions to which the restrictions of the U.S. Securities Act shall apply.

  (i)     SEC Matters. The Joint Proxy Statement shall, at the Effective Time, not be the subject of any proceedings commenced or threatened by the SEC.

  (j)     Articles of Arrangement. The Articles of Arrangement to be filed with the Director in accordance with the Arrangement shall be in form and substance satisfactory to each of Solitario and MVG, acting reasonably.

  (k)     Outside Date. The Arrangement shall have become effective on or prior to the Termination Date.

  (l)     Lender Approval. If required, the Arrangement, and the consummation thereof, shall have been approved by Solitario's and MVG's lenders on a basis acceptable to Solitario and MVG, each acting reasonably.

  (m)     Termination. This Agreement shall not have been terminated pursuant to Article 6.

  The foregoing conditions are for the mutual benefit of Solitario and MVG and may be asserted by Solitario or MVG regardless of the circumstances and may be waived by Solitario and MVG (with respect to such party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Solitario or MVG may have.

  5.2     Conditions Precedent to Obligations of MVG

            The obligations of MVG to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver at or before the Closing of the following conditions:

  (a)     Resolutions. Solitario shall have furnished MVG with:

            (i)     certified copies of the resolutions duly passed by the board of directors of Solitario approving this Agreement and the consummation of the transactions contemplated hereby; and

            (ii)     certified copies of the resolutions of Solitario Stockholders duly passed at the Solitario Stockholder Meeting, approving the issuance of the Consideration Shares, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.


  (b)     Representations and Warranties. The representations and warranties made by Solitario in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (without giving effect to any materiality qualifiers contained therein) (except to the extent such representations and warranties speak as of an earlier or later date, in which case such representations and warranties shall have been or shall be true and correct as of the earlier or later date, as applicable, or except as affected by transactions permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Solitario or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and Solitario shall have provided to MVG a certificate of two senior officers certifying such accuracy on the Effective Date, which exception shall not apply to the representation and warranty of Solitario in Section 3.28.

  (c)     No Material Adverse Change. No Material Adverse Change shall have occurred in the business, operations, assets, capitalization or prospects of Solitario from and after the date hereof and prior to the Effective Date.

  (d)     Compliance with Covenants. Solitario shall have complied in all material respects with its covenants herein, and Solitario shall have provided to MVG a certificate of two senior officers certifying compliance with such covenants.

  (e)     Due Diligence. Satisfactory completion of due diligence by MVG in respect of the business, financial condition, prospects, assets, liabilities or operations of Solitario by the Due Diligence Expiry Date. If MVG has not provided notice to Solitario in writing that this condition has not been satisfied by 5:00 p.m. (Toronto time) on the Due Diligence Expiry Date, this condition will be deemed to have been satisfied or waived.

  (f)     Debt Threshold. At the Effective Time, Solitario Debt is no more than $10,000,000.

  (g)     Solitario and the Depositary will have executed and delivered the Depositary Agreement, in form and substance satisfactory to MVG, acting reasonably.

  (h)     Solitario will have allotted and issued the Solitario Common Shares to be exchanged for MVG Common Shares pursuant to the Arrangement and delivered duly executed and countersigned certificates representing such Solitario Common Shares to the Depositary in accordance with the terms of the Arrangement.

  The conditions in this Section 0 are for the exclusive benefit of MVG and may be asserted by MVG regardless of the circumstances or may be waived by MVG in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which MVG may have.

  5.3     Conditions Precedent to Obligations of Solitario

            The obligations of Solitario to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

  (a)     Resolutions. MVG shall have furnished Solitario with:

            (i)     certified copies of the resolutions duly passed by the board of directors of MVG approving this Agreement and the consummation of the transactions contemplated hereby; and


            (ii)     certified copies of the resolutions of MVG Shareholders duly passed at the MVG Securityholder Meeting, approving the Arrangement.

  (b)     Representations and Warranties. The representations and warranties made by MVG in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (without giving effect to any materiality qualifiers contained therein) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of that earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of MVG or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and MVG shall have provided to Solitario a certificate of two senior officers certifying such accuracy on the Effective Date.

  (c)     No Material Adverse Change. No Material Adverse Change shall have occurred in the business, operations, assets, capitalization or prospects of MVG from and after the date hereof and prior to the Effective Date.

  (d)     Compliance with Covenants. MVG shall have complied in all material respects with its covenants herein, and MVG shall have provided to Solitario a certificate of two senior officers certifying compliance with such covenants.

  (e)     Debt Threshold. At the Effective Time, MVG Debt is $nil.

  (f)     Cash Amounts. At the Effective Time MVG holds sufficient cash to permit the purchase of the MVG Options as may be required by Section 3.1(b) of the Plan of Arrangement, MVG U.S. holds a sufficient amount of cash as of the Effective Time to satisfy the maximum severance, termination and other amounts that may be payable pursuant to Section 0 hereof, and MVG together with the MVG Subsidiaries holds no less than an additional $10,500,000 in cash.

  (g)     Due Diligence. Satisfactory completion of due diligence by Solitario in respect of the business, financial condition, prospects, assets, liabilities or operations of each of MVG and the MVG Subsidiaries, respectively, by the Due Diligence Expiry Date. If Solitario has not provided notice in writing to MVG that this condition has not been satisfied by 5:00 p.m. (Toronto time) on the Due Diligence Expiry Date, this condition will be deemed to have been satisfied or waived.

  (h)     MVG Options. All of the outstanding MVG Options shall have been exercised, purchased or cancelled and shall terminate in accordance with the provisions of Section 3.1 of the Plan of Arrangement or otherwise shall have been dealt with on a basis acceptable to Solitario, acting reasonably.

  (i)     Loans. All outstanding loans owing to MVG or any of the MVG Subsidiaries by any director or officer of MVG or any of the MVG Subsidiaries shall have been repaid in full.

  (j)     Resignations and Releases. Solitario shall have received resignations and releases effective as of the Effective Time, in form satisfactory to Solitario, acting reasonably from all of the directors and officers of MVG and the MVG Subsidiaries.


  (k)     Support Agreements. The Support Agreements between Solitario and each of Jeffrey R. Ward and Richard D. McNeely has been executed and delivered by each of them and are in full force and effect.

  (l)     Shareholders Agreement. Solitario shall have received an executed copy of the Shareholders Agreement, on or before the Effective Date, substantially in the form attached hereto as Exhibit D, from Jeffrey R. Ward and Richard D. McNeely.

            The conditions in this Section 0 are for the exclusive benefit of Solitario and may be asserted by Solitario regardless of the circumstances or may be waived by Solitario in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Solitario may have.

  5.4     Satisfaction of Conditions

            The conditions set out in this Article 5 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the parties, Articles of Arrangement are filed under the OBCA to give effect to the Arrangement and issue of the Certificate.

  5.5     Notice and Cure Provisions

            Each of Solitario and MVG will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

  (a)     cause any of the representations or warranties of either Solitario or MVG contained herein to be untrue or inaccurate in any material respect prior to or at the Effective Time; or

  (b)     result in the failure of either Solitario or MVG to comply with or satisfy any covenant, condition or agreement herein to be complied with or satisfied hereunder prior to or at the Effective Time.

            Neither Solitario nor MVG may elect to rescind and terminate this Agreement as a result of the breach of any covenant, representations and warranties, agreement or other obligation of the other party or as a result of any condition precedent contained in Section 0, 0, or 0 not having been met, unless forthwith and in any event prior to the filing of the Articles of Arrangement for acceptance by the Director, the party intending to rescind and terminate this Agreement has delivered a written notice to the other party setting out in reasonable detail all breaches or circumstances of non-fulfilment of an applicable condition precedent which the party delivering such notice is asserting as its basis for rescinding and terminating this Agreement. If any such notice is delivered, provided that the other party is proceeding diligently to cure such matter, no party may terminate this Agreement until the expiration of a period of fifteen (15) Business Days from the date of delivery of such notice. If such notice has been delivered prior to the date of the MVG Shareholder Meeting, such meeting will be postponed until the expiry of such period, as the case may be. If the breach of the covenant, representation and warranty, agreement or other obligation of a party remains uncured or the condition precedent is not met within thirty (30) days following such notice the party giving such notice may elect to rescind and terminate this Agreement pursuant to Section 0.


  TERMINATION

  6.1     Termination

  This Agreement may be terminated at any time prior to the Effective Time:

  (a)     by mutual written consent of MVG and Solitario;

  (b)     by MVG, if Solitario fails to satisfy the condition set forth in Section 0 of the Agreement;

  (c)     by Solitario, if MVG fails to satisfy the condition set forth in Section 0 of the Agreement;

  (d)     by either party, if all the conditions precedent for the benefit of such party shall not have been satisfied or waived on or before 5:00 p.m., Toronto, Ontario time on December 31, 2009 (the "Termination Date"), or such later date as may be agreed to by the parties in the face of any action which would reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect consummation of the transactions contemplated by the Plan of Arrangement, but in no event shall such later date be more than 90 days after December 31, 2009;

  (e)     by either party, if the Effective Date of the Arrangement has not occurred by the Termination Date provided the terminating party is not in material breach of its obligations hereunder;

  (f)     by either party if a final and non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that prevents or makes illegal the consummation of the Arrangement;

  (g)     by MVG if the board of directors of Solitario or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Arrangement and the other transactions contemplated hereby in the absence of a failure to meet a condition for the benefit of Solitario;

  (h)     by Solitario if (i) the board of directors of MVG or any committee thereof shall withdraw or modify its approval or recommendation in respect of this Agreement or, the Arrangement in any manner adverse to Solitario including, without limitation, failing to reaffirm its approval or recommendation upon written request by Solitario to do so, within 5 Business Days of a written request to do so by Solitario, or (ii) the board of directors of MVG or any committee thereof recommends or approves or publicly proposes to recommend or approves, an MVG Acquisition Proposal;

  (i)     by MVG, if MVG proposes to enter into a definitive agreement with respect to an MVG Superior Proposal in accordance with Section 0 and has otherwise complied with the provisions of Section 4.4 and Section 0;

  (j)     by MVG, prior to the Due Diligence Expiry Date, if the condition in Section 0 is not met;

  (k)     by Solitario, prior to the Due Diligence Expiry Date, if the condition in Section 0 is not met.

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  6.2     Notice of Termination

            Any termination of this Agreement under subsections 0 through 0 above will be effected by the delivery of written notice by the terminating party to the other party hereto.

  6.3     Effect of Termination

            Subject to Section 0, in the event of termination of this Agreement by either MVG or Solitario pursuant to Section 0, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Solitario or MVG or their respective officers or directors, except that: (i) the provisions of Section 0 shall survive such termination; (ii) the provisions of the Confidentiality Agreement, shall survive any such termination; and (iii) no party shall be released or relieved from any liability arising from the breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

  6.4     Termination Fee

  (a)     If this Agreement is terminated (i) by MVG pursuant to Section 0, or (ii) by Solitario pursuant to Section 0, then MVG shall pay to Solitario a cash termination fee of $1.5 million, payable immediately upon written notice of termination of this Agreement being provided.

  (b)     Solitario and MVG each agree that the agreement contained in Section 0 is an integral part of the transactions contemplated by this Agreement. If MVG fails to promptly pay Solitario a payment that is required under Section 0, it shall pay the Solitario's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of the Royal Bank of Canada from the date such fee was first due. Each of the Parties further acknowledge and agree that any payments required to be made pursuant to Section 0 shall be made less any applicable withholding taxes that may be required to be paid under applicable Laws.

            Each of the Parties acknowledges and agrees that all of the payment amounts set out in this Article 6 are payments of liquidated damages which are a genuine pre-estimate of the damages that the other party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Each party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each of the parties agrees that the payment of the applicable amount pursuant to Section 0 is the sole monetary remedy of Solitario under this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith. For clarity, if MVG is required to pay a termination fee pursuant to Section 0 above, it shall not be obligated to pay more than $1.5 million.


  ADDITIONAL AGREEMENTS

            Solitario and MVG each agree to take the following actions after the execution of this Agreement.

  7.1     Meetings

            MVG and Solitario shall each duly call a meeting of its securityholders entitled to vote to be held within 30 business days of the filing of the Joint Proxy Statement with the SEC for the purpose of (a) in the case of MVG, voting upon the Plan of Arrangement and the transactions contemplated thereby, and (b) in the case of Solitario, voting upon a proposal to approve the issuance of the Consideration Shares, and each shall, through its board of directors, recommend to its securityholders in the Joint Proxy Statement approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings. Each party may only change such recommendation in the event that the board of directors of such party concludes, in good faith, after receiving the written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duty. The meetings of securityholders of MVG and Solitario will be called for the same day at such times as will result in the completion of the Solitario Stockholders Meeting prior to the commencement of the MVG Shareholders Meeting.

  7.2     The Closing

            Subject to the termination of this Agreement as provided in Article 6, the Closing will take place at the offices of Canadian counsel to Solitario on the Effective Date and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by MVG and Solitario. Concurrently with the Closing, the Plan of Arrangement will be filed with the Director under the OBCA.

  7.3     Ancillary Documents/Reservation of Shares

  (a)     Provided all other conditions of this Agreement have been satisfied or waived, MVG shall, on the Effective Date, file Articles of Arrangement pursuant to Section 183(1) of the OBCA to give effect to the Plan of Arrangement.

  (b)     On the Effective Date MVG shall cause Jeffrey R. Ward and Richard D. McNeely to execute and deliver a Shareholders Agreement containing substantially the same terms and conditions set forth in Exhibit D, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably.

  (c)     On or before the Effective Date, Solitario will reserve for issuance the Consideration Shares.

  7.4     MVG Director and Officer Indemnification

            For a period of six years after the Effective Date, Solitario shall (i) maintain in effect the current or substantially similar provisions regarding indemnification of directors and officers contained in the constating documents of MVG and the MVG Subsidiaries, as applicable, and any directors, officers or employees indemnification agreement of MVG and the MVG Subsidiaries; and (ii) indemnify the directors and officers of MVG and any MVG Subsidiary to the fullest extent to which Solitario, MVG and any MVG Subsidiary are permitted to indemnify such directors and officers under their respective constating documents and any directors, officers or employees indemnification agreement of Solitario, MVG or any MVG Subsidiary.


  7.5     Indemnity for Damages to MVG Shareholders

            Solitario agrees to indemnify and hold harmless MVG (the "Indemnified Party") for the benefit of the MVG Shareholders who receive Consideration Shares at Closing from and against any and all damages, liability, claims, demands, suits and expenses (including but not limited to legal fees and costs of litigation) incurred by the MVG Shareholders as a result of the breach of the representation, warranty, agreement and covenant set forth in Section 3.28 hereof, which indemnification shall survive the Effective Date and the Closing.

  7.6     Insurance

            In addition to its obligation in Section 7.4 and 7.5, Solitario shall maintain in effect for a period of six years after the Effective Date on a "trailing" or "run-off" basis, MVG's current policy or policies or comparable policies of directors' and officers' liability insurance and fiduciary liability insurance providing coverage to the directors and officers of MVG with respect to claims arising from facts or events which occurred on or before the Effective Date. Solitario shall be required to pay the premium for such insurance as an up-front, one-time payment, on or before the Effective Date, not to exceed $200,000, covering the entire six year period following the Effective Date. Such coverage shall be on the same terms, in all material respects, as the coverage currently provided under policies maintained by MVG for the protection of directors and officers. For the avoidance of doubt, nothing in this Section 7.6 shall require Solitario to make expenditures exceeding $200,000 in the aggregate.

            Sections 0, 0 and 0, which shall survive the consummation of this Agreement and the Arrangement, are intended to benefit each person or entity indemnified hereunder.

  AMENDMENTS

  8.1     Amendment of Agreement

            This Agreement (excluding the Plan of Arrangement) may at any time and from time to time before or after the holding of the MVG Shareholders Meeting but not later than the Effective Date be amended by written agreement of the parties without, subject to applicable Laws, further notice to or authorization on the part of the MVG Shareholders and any such amendment may, without limitation:

  (a)     change the time for performance of any of the obligations or acts of the Parties;

  (b)     waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

  (c)     waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties;

  (d)     waive compliance with or modify any other conditions precedent contained herein; or

  (e)     complete or modify any Exhibit of this Agreement, whether or not it is in substantially the form attached hereto.

  provided that no such amendment which is agreed to after the parties are granted the Interim Order by the Court may amend this Agreement in a manner prejudicial to the MVG Shareholders without approval by the MVG Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.


  8.2     Amendment of Plan of Arrangement

  (a)     The parties may agree to amend the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) filed with the Court and, if made following the MVG Shareholders Meeting, approved by the Court; and (iii) communicated to the of MVG Shareholders if and as required by the Court.

  (b)     Any amendment to the Plan of Arrangement agreed to by the parties at any time prior to the MVG Shareholders Meeting shall be set forth in an amendment or supplement to the Joint Proxy Statement and shall be filed with the SEC and mailed to all securityholders entitled to vote securities of Solitario and MVG. Upon acceptance of such amendment by the holders of MVG Common Shares voting at the MVG Shareholders Meeting, such amendment shall become part of the Plan of Arrangement for all purposes.

  PRIVACY MATTERS

  9.1     Privacy Issues

            Each party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the "Transaction Personal Information"). Neither party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are completed, neither party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Laws, use or disclose Transaction Personal Information:

  (a)     for purposes other than those for which such Transaction Personal information was collected prior to the Effective Date; and

  (b)     which does not relate directly to the carrying on of the party's business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

            Each party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure.  Solitario shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each party shall promptly deliver to the other party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Laws, for electronic backup copies made automatically in accordance with the usual backup procedures of the Parties


  MISCELLANEOUS

10.1     No Survival of Representations and Warranties

          All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party to this Agreement, until the earlier of the valid termination of this Agreement or the Effective Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Effective Date, except as otherwise set forth in this Agreement. This Section 10.1 will not limit any covenant or agreement of any of the parties which, by its terms, contemplates performance after the Effective Date or the date on which this Agreement is terminated, nor shall this Section 10.1 effect the termination of the representation, warranty, agreement and covenant of Solitario as set forth in Section 3.28 above, which representation, warranty agreement and covenant shall survive the Effective Date and the Closing

10.2     Notices

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by recognized overnight courier, by facsimile (receipt confirmed), electronic transmission or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       if to Solitario to:

Solitario Exploration & Royalty Corp.
4251 Kipling Street
Wheat Ridge, Colorado 80033 USA

Attention:     Chris Herald, President and CEO
Facsimile:     303-534-1809
E-mail:     cherald@aol.com

with required copies to

Fogler, Rubinoff LLP
95 Wellington Street West, Suite 1200
Toronto-Dominion Centre
Toronto, Ontario M5J 2Z9

Attention:     Monique Rabideau
Fax:     416-941-8852
E-mail:     mrabideau@foglers.com

and to

Hensley Kim & Holzer, LLC
1660 Lincoln Street, Suite 3000
Denver, Colorado 80264 USA

Attention:     Clifford R. Pearl
Fax:     720-377-0777
E-mail:     cpearl@hkh-law.com

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(b)       if to MVG to:

Metallic Ventures Gold Inc.
5450 Riggins Court, Suite 2
Reno, Nevada 89502 USA

Attention:     Miles Bachman, President and CEO
Fax:     775-826-5089
email:     mbachman@sbcglobal.net

with required copies to

Fraser Milner Casgrain LLP
1 First Canadian Place
Suite 3900, 100 King St. West
Toronto, Ontario M5X 1B2

Attention:     Linda E. Misetich
Fax:      (416) 863-4592
E-mail:     linda.misetich@fmc-law.com

10.3     Interpretation

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4     Severability

          If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

10.5     Counterparts

          This Agreement may be executed in one or more counterparts, by original or facsimile signature, all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

10.6     Miscellaneous

          This Agreement, which includes the MVG Disclosure Letter, the Solitario Disclosure Letter and the Exhibits hereto, and the Confidentiality Agreement, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 0 is for the benefit of the directors and officers of MVG and the MVG Subsidiaries and is intended to confer rights on such persons); (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (d) enures to the benefit of and is binding upon the parties hereto and their respective successors and permitted assigns.

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10.7     Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable to agreements made and to be performed within such province as to all matters, including without limitation validity, construction, effect, performance and remedies. The parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of (A) the courts of the Province of Ontario or (B) Federal or State courts in the State of Nevada for any actions, suits or proceedings arising out of or relating to the enforcement of this Agreement or any agreement relating to the Arrangement and agree not to commence any action, suit or proceeding relating thereto except in such courts. The parties further agree that service of any process, summons, notice or document by Canadian or United States registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. During the pendency of any disagreement, dispute, controversy or claim hereunder or relating hereto, each party shall continue to perform its obligations hereunder and to be bound hereby. No such disagreement, dispute, controversy or claim shall in any way excuse either party from performing all such obligations and continuing to be bound hereby.

10.8     Expenses

          Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

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10.9     Further Assurances

          Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

SOLITARIO EXPLORATION & ROYALTY CORP.
Per:	/s/ Christopher Herald
Name: Christopher Herald Title: President and Chief Executive Officer
I have authority to bind the Corporation

METALLIC VENTURES GOLD INC.
Per:	/s/ Miles Bachman
Name: Miles Bachman Title: President and Chief Executive Officer
I have authority to bind the Corporation


EXHIBIT A

PLAN OF ARRANGEMENT

under Section 182 of the
Business Corporations Act (Ontario)

  INTERPRETATION

  1.1     In this Plan of Arrangement, the following terms have the following meanings:

  (a)     "Acquiror" means Solitario Exploration & Royalty Corp., a corporation existing pursuant to the laws of the State of Colorado.

  (b)     "Acquiror Share" means a share of common stock in the capital of Acquiror as constituted on the date hereof.

  (c)     "AMEX" means NYSE AMEX Equities.

  (d)     "Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement pursuant to Section 182 of the OBCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof, made at the direction of the Court in the Final Order.

  (e)     "Arrangement Agreement" means the arrangement agreement dated as of August 24, 2009 among Acquiror and MVG with respect to the Arrangement and all amendments thereto.

  (f)     "Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 183(1) of the OBCA to be filed with the Director after the Final Order has been granted giving effect to the Arrangement.

  (g)     "Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, for the transaction of banking business.

  (h)     "Cash Consideration" means $0.298 in cash to be paid by the Acquiror to MVG Shareholders (other than Dissenting Shareholders) as part of the Consideration payable for each of their MVG Shares in accordance with the terms of this Plan of Arrangement, assuming no MVG Options are exercised.

  (i)     "Certificate" means the certificate which may be issued by the Director pursuant to subsection 183(2) of the OBCA or, if no certificate is to be issued, the proof of filing in respect of the Arrangement.

  (j)     "Consideration" means, collectively, the Consideration Shares and the Cash Consideration issuable in accordance with the terms of this Plan of Arrangement.

  (k)     "Consideration Shares" means 0.326976 of an Acquiror Share to be issued by the Acquiror to MVG Shareholders (other than Dissenting Shareholders) as part of the Consideration payable for each of their MVG Shares in accordance with the terms of this Plan of Arrangement, assuming no MVG Options are exercised.

  (l)     "Court" means the Ontario Superior Court of Justice (Commercial List).

  (m)     "Depositary" means Computershare Investor Services Inc., or such other Person as may be designated by Acquiror and MVG.

  (n)     "Director" means the Director appointed under section 278 of the OBCA.


  (o)     "Dissenting Securityholders" means registered holders of MVG Shares who exercise the rights of dissent with respect to the Arrangement in strict conformity to the provisions of the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

  (p)     "Effective Date" means the effective date as shown on the Certificate giving effect to the Arrangement.

  (q)     "Effective Time" means 12:01 a.m. (Eastern Standard Time) on the Effective Date.

  (r)     "Final Order" means the final order of the Court approving the Arrangement to be applied for following the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

  (s)     "Imputed Transaction Value" shall be equal to the quotient obtained by dividing:

            (i)     the sum of

                 (A)     the product obtained when the Market Value is multiplied by 17,000,000; and
                 (B)     $15,500,000

  by

            (ii)     the number of MVG Shares issued and outstanding on the close of business on the Business Day before the Effective Date.

  (t)     "Interim Order" means an interim order of the Court containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

  (u)     "Letter of Transmittal" means the letter of transmittal to be sent to the holders of MVG Shares pursuant to which holders of MVG Shares are required to deliver certificates representing their MVG Shares to the Depositary to receive the Consideration issuable and payable to them pursuant to the Arrangement.

  (v)     "Market Value" shall mean the five trading day volume weighted average trading price on the AMEX of an Acquiror Share ending on the fifth trading day prior to the Effective Date.

  (w)     "Meeting" means the special meeting of holders of MVG Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof.

  (x)     "Person" means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority, or other entity.

  (y)     "MVG" means Metallic Ventures Gold Inc., a corporation incorporated under the OBCA.

  (z)     "MVG Option Differential" means the amount by which the Imputed Transaction Value exceeds the exercise price of a particular MVG Option.

  (aa)     "MVG Optionholders" means the holders from time to time of the MVG Options.

  (bb)     "MVG Option Plan" means the stock option plan of MVG.

  (cc)     "MVG Options" means the options to purchase MVG Shares granted pursuant to the MVG Option Plan.

  (dd)     "MVG Securities" means, collectively, the MVG Shares and the MVG Options.

  (ee)     "MVG Securityholders" means, collectively, the MVG Shareholders and the MVG Optionholders.


  (ff)     "MVG Share" means a common share in the capital of MVG as constituted on the date hereof.

  (gg)     "MVG Shareholders" means the holders from time to time of the MVG Shares.

  (hh)     "OBCA" means the Business Corporations Act (Ontario).

  (ii)     "Tax Act" means the Income Tax Act (Canada), as amended.

  (jj)     "Transfer Agent" means Computershare Investor Services Inc. or such other Person as may from time to time be appointed by the Acquiror as the registrar and transfer agent for the Acquiror Shares.

  1.2     The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

  1.3     Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

  1.4     Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

  1.5     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

  1.6     References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

  1.7     All dollar amounts referred to in this Plan of Arrangement are in United States dollars, unless otherwise indicated herein.

  ARRANGEMENT AGREEMENT

  2.1     This Plan of Arrangement is made pursuant to the Arrangement Agreement.

  2.2     This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the MVG Securityholders; (ii) MVG; and (iii) Acquiror.

  2.3     The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate is required to be issued by the Director pursuant to subsection 183(2) of the OBCA, the Arrangement shall become effective on the date the Articles of Arrangement are filed with the Director pursuant to subsection 183(1) of the OBCA.

  ARRANGEMENT

  3.1     Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:


  Dissenting Securityholders

  (a)     the MVG Shares held by Dissenting Securityholders shall be deemed to have been transferred to Acquiror (free of any claims) and such Dissenting Securityholders shall cease to have any rights as MVG Shareholders other than the right to be paid the fair value of their MVG Shares in accordance with Article 4;

  Purchase of MVG Options

  (b)     each MVG Option held by an MVG Optionholder shall be deemed to be surrendered to MVG in exchange for an entitlement to a cash payment from MVG equal to the MVG Option Differential applicable to such MVG Option, less any amount required to be withheld therefrom by MVG pursuant to the Tax Act. Upon the exchange of MVG Options for cash pursuant to this Subsection, each former holder of such MVG Options shall cease to be the holder of such MVG Options and such holder's name shall be removed from the register of MVG Options;

  Cancellation of MVG Options without Payment

  (c)     if an MVG Option has an MVG Option Differential less than 0, the holder of such MVG Option shall not be entitled to any cash payment and such MVG Option shall be cancelled. Upon the cancellation of MVG Options for no cash pursuant to this Subsection, each former holder of such MVG Options shall cease to be the holder of such MVG Option and such holder's name shall be removed from the register of MVG Options;

  Termination of MVG Option Plan

  (d)     the MVG Option Plan shall, without any further action on behalf of any holder of MVG Options, be terminated, and with respect to any MVG Options granted and outstanding immediately prior to the Effective Time (whether or not then vested), each such MVG Option shall, without any further action on behalf of any holder of MVG Options, be cancelled, and in no event shall they represent any entitlement to receive or otherwise acquire MVG Shares;

  Exchange of MVG Shares by MVG Shareholders for the Consideration

  (e)     each outstanding MVG Share (other than those previously held by Dissenting Securityholders) shall be deemed to be sold, assigned and transferred to the Acquiror (free and clear of all liens, claims and encumbrances) in exchange for the Consideration;

  (f)     upon the exchange of MVG Shares for the Consideration pursuant to paragraph 0 above,

            (i)     each former MVG Shareholder shall be deemed to cease to be the holder of the MVG Shares so exchanged and the name of each such MVG Shareholder shall be removed from the register of holders of MVG Shares;

            (ii)     each such former MVG Shareholder shall become a holder of the Acquiror Shares so exchanged and shall be added to the register of holders of Acquiror Shares; and

            (iii)     the Acquiror shall be deemed to be the legal and beneficial holder of the MVG Shares so exchanged and shall be added to the register of holders of MVG Shares in respect thereof.


  DISSENTING SECURITYHOLDERS

  4.1     Each registered holder of MVG Shares shall have the right to dissent with respect to the Arrangement pursuant to and in strict conformity with the provisions of the Interim Order provided that written notice setting forth the Dissenting Securityholder's objection to the Arrangement and the exercise of Dissent Rights is received by MVG not later than 5:00 p.m. (Toronto time) on the date that is two Business Days preceding the date of the Meeting or 5:00 p.m. (Toronto time) which is two Business Days preceding the date of any adjourned or postponed Meeting. A MVG Securityholder may only exercise Dissent Rights in respect of all, and not less than all, of its MVG Shares. A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of MVG Shares and shall only be entitled to be paid the fair value of the holder's MVG Shares by Acquiror. A Dissenting Securityholder who is paid the fair value of the holder's MVG Shares shall be deemed to have transferred the holder's MVG Shares to Acquiror, notwithstanding the provisions of Section 185 of the OBCA. A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder's MVG Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of MVG Shares notwithstanding the provisions of Section 185 of the OBCA. The fair value of the MVG Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of MVG Shares at the Meeting; but in no event shall Acquiror or MVG be required to recognize such Dissenting Shareholder as a securityholder of Acquiror or MVG after the Effective Time and the name of such holder shall be removed from the register of MVG as at the Effective Time. For greater certainty, in addition to any other restrictions in section 185 of the OBCA, no Person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement.

  EXCHANGE OF CERTIFICATES AND PAYMENT

  5.1     On the Effective Date, MVG shall pay to the MVG Optionholders any amounts owing to them pursuant to Section 3.1(b).

  5.2     From and after the Effective Time, certificates formerly representing MVG Shares that were exchanged pursuant to Section 3.1(f) shall represent only the right to receive the Consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in the Arrangement pursuant to Section 3.1(b), to receive the fair value of the MVG Shares represented by such certificates.

  5.3     Subject to the provisions of the Letter of Transmittal, Acquiror shall, as soon as practicable, and in any event, no later than five days following the later of the Effective Date and the date of deposit by a former MVG Shareholder of a duly completed Letter of Transmittal and the certificates representing such MVG Shares, either:

  (a)     forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

  (b)     if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,


  Certificates representing the Consideration Shares to be issued to such holder under the Arrangement and the Cash Consideration which such holder has the right to receive pursuant to Section 3.1(f) hereof.

  5.4     Acquiror shall deposit with the Depositary on or before the end of the business day after the Effective Date by wire or certified cheque, or make such other arrangements for provision of funds as may be agreeable to the Depositary for the benefit of MVG Shareholders (other than Acquiror and its Affiliates), an amount sufficient to pay the Cash Consideration payable by it to all MVG Shareholders (other than Acquiror and its Affiliates) under this Plan of Arrangement. From and after the deposit of such Cash Consideration, the Depositary shall be considered to hold such funds for the sole benefit of MVG Shareholders (other than Acquiror and its Affiliates). The Acquiror shall deliver a signed treasury direction to the Depositary on or before the end of the business day after the Effective Date to effectively allow for certificates representing the Consideration Shares to be issuable to former MVG Shareholders. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding MVG Shares that were exchanged for the Consideration under this Plan of Arrangement, together with such other documents or instruments as would have been required to effect the transfer of such MVG Shares under the articles and by-laws of MVG, together with such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or other instrument shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive pursuant to Section 3.1(f) hereof. Until surrendered as contemplated by this Section 5.4, each certificate or other instrument which immediately prior to the Effective Time represented MVG Shares, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Consideration in lieu of such certificates as contemplated in this Section 5.4.

  5.5     If any certificate which immediately prior to the Effective Time represented an interest in outstanding MVG Shares that were exchanged pursuant to Section 3.1(f) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to Acquiror and its transfer agent, which bond is in form and substance satisfactory to Acquiror and its transfer agent, or shall, to the extent agreed by Acquiror, otherwise indemnify MVG and Acquiror and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.


  5.6     No dividends or other distributions declared or made effective after the Effective Time with respect to Acquiror Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate (which immediately prior to the Effective Time represented outstanding MVG Shares which were exchanged pursuant to Section 3.1(e)) unless or until the holder of such certificate shall surrender such certificate in accordance with Section 5.3. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the registered holder, without interest (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Acquiror Shares, to which such registered holder is entitled; or (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, payable with respect to the Acquiror Shares, to which such holder is entitled.

  5.7     All dividends or other distributions, if any, made with respect to any MVG Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof. Subject to Section 5.5 and Section 7.1, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled.

  5.8     Any certificate formerly representing MVG Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such MVG Shares to receive Acquiror Shares (and any dividend and distributions thereon) and/or cash consideration, as applicable. In such case, such Acquiror Shares (together with all dividends and distributions thereon), and cash consideration shall be returned to Acquiror, and such Acquiror Shares shall be cancelled.

  5.9     No certificates representing fractional Acquiror Shares shall be issued under this Arrangement. In lieu of any fractional shares: (a) each registered holder of MVG Shares otherwise entitled to a fractional interest in an Acquiror Share will receive the cash equivalent of the fractional interest in an Acquiror Share, calculated based on the Market Value.

  AMENDMENTS

  6.1     Acquiror or MVG reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to holders of MVG Securities, if and as required by the Court.

  6.2     Any amendment to this Plan of Arrangement may be proposed by Acquiror or MVG at any time prior to or at the Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the MVG Shareholders voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.


  6.3     Acquiror and MVG may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court.

  6.4     Any amendment, modification or supplement to this Plan of Arrangement may be made prior to or following the Effective Time by Acquiror and MVG; provided that, it concerns a matter which, in the reasonable opinion of Acquiror and MVG, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of MVG Shares.

  WITHHOLDING RIGHTS

  7.1     Acquiror, MVG and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any MVG Securityholders, as applicable, such amounts as Acquiror, MVG or the Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the MVG Securityholder, as applicable, in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

  FURTHER ASSURANCES

8.1     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. MVG and Acquiror may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving the Arrangement by the MVG Shareholders and the receipt of the Final Order.


EXHIBIT B

MVG ARRANGEMENT RESOLUTION

"BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.     The arrangement (the "Arrangement") among Metallic Ventures Gold Inc. ("MVG"), the shareholders of MVG (the "Shareholders") and Solitario Exploration & Royalty Corp. ("Solitario") pursuant to the Business Corporations Act (Ontario) (the "OBCA") substantially as set out in the Arrangement Agreement dated August 24, 2009 (the "Arrangement Agreement") between MVG and Solitario, which is available on SEDAR at www.sedar.com, is hereby approved and authorized, approved and adopted;

2.     The plan of arrangement of MVG (the "Plan of Arrangement"), as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement, the full text of which is set out in Exhibit "A" to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.     The actions of the directors and officers of MVG in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto and the execution, delivery and performance of the Arrangement Agreement and Plan of Arrangement by MVG is hereby confirmed, ratified, approved and adopted;

4.     MVG is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the "Court") to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.     Notwithstanding that this special resolution has been passed by the Shareholders, and the Arrangement has been approved by the Court, the directors of MVG are hereby authorized and empowered, at their discretion, to revoke this special resolution, terminate the Arrangement Agreement, in accordance with the terms thereof, at any time prior to or after the final order of the Court approving the Arrangement and to determine not to proceed with the Arrangement, without further approval of the Shareholders;

6.     Any one director or officer of MVG is hereby authorized and directed, acting for, in the name of and on behalf of MVG, to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and such other documents; and

7.     Any one director or officer of MVG is hereby authorized and directed, acting for, in the name of and on behalf of MVG, to execute or to cause to be executed, under the seal of MVG or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer of MVG may be necessary or desirable to carry out the intent of the foregoing special resolutions, such necessity to be conclusively evidenced by the execution and delivery of any such documents or instruments or the taking of any such actions."


EXHIBIT C

SOLITARIO ARRANGEMENT RESOLUTION

"BE IT RESOLVED THAT:

1.     the Articles of Incorporation of Solitario Exploration & Royalty Corp. ("Solitario") be amended to increase the number of authorized shares of common stock, $.01 par value per share, of Solitario ("Solitario Shares") from 50,000,000 to 100,000,000;

2.     the arrangement (the "Arrangement") among Metallic Ventures Gold Inc. ("MVG"), the shareholders of MVG (the "Shareholders") and Solitario pursuant to the Business Corporations Act (Ontario) substantially as set out in the Plan of Arrangement which is attached as Exhibit A to the Arrangement Agreement dated August 24, 2009 (the "Arrangement Agreement") between MVG and Solitario is hereby approved and authorized;

3.     the execution, delivery and performance of the Arrangement Agreement by Solitario is hereby confirmed, ratified, approved and adopted;

4.     the issuance of 17,000,000 Solitario Shares in accordance with and subject to the terms and conditions of the Arrangement Agreement is hereby approved and authorized; and

5.     each of the officers of Solitario is hereby authorized and directed, acting for, in the name of and on behalf of Solitario, to execute or to cause to be executed, under the seal of Solitario or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such officer of Solitario may be necessary or desirable to carry out the intent of the foregoing resolutions, such necessity to be conclusively evidenced by the execution and delivery of any such documents or instruments or the taking of any such actions."


EXHIBIT D

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of ● , 2009, by and among Solitario Exploration and Royalty Corp., a Colorado corporation ("Solitario"), and the shareholders of Solitario who are signatories to this Agreement (each such shareholder being a "Shareholder" and collectively, the "Shareholders").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.     Voting of Shares.

(a)     Vote. At each meeting of the shareholders of Solitario or whenever any action is to be taken by the shareholders of Solitario by written consent in lieu thereof, each Shareholder hereby agrees to vote or act with respect to all shares of common stock, $.01 par value per share, of Solitario beneficially owned by him at the time such action is to be taken by the shareholders of Solitario (the "Shares"), as recommended by the Board of Directors of Solitario on any and all matters submitted to all the shareholders of Solitario for their consideration or approval. For purposes of this Agreement, beneficial ownership shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b)     Other Agreements. Each Shareholder represents that (i) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and general principles of equity that restrict the availability of equitable remedies, (ii) such Shareholder has not granted and is not a party to any proxy, voting trust, voting agreement or other agreement with respect to the Shares which is inconsistent with or conflicts with the provisions of this Agreement, and (iii) such Shareholder shall not grant any proxy or become party to any voting trust, voting agreement or other agreement with respect to the Shares which is inconsistent with or conflicts with the provisions of this Agreement.

2.     Standstill. During the Term of this Agreement, each Shareholder agrees that he will not, without the prior written approval of the Board of Directors of Solitario directly:

(a)     effect or propose (whether publicly or otherwise) to effect:

          (i)     any tender or exchange offer, merger or other business combination involving Solitario;

          (ii)     any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Solitario; or

          (iii)     any solicitation of proxies or consents to vote any voting securities of Solitario;

(b)     take any action to be considered "acting jointly or in concert" with others as defined in the Securities Act (Ontario) with respect to any of the types of matters set forth in section (a) above; or


(c)     join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to any securities of Solitario or otherwise act, alone or in concert with others, to seek to control or influence the management, directors or policies of Solitario with respect to any of the types of matters set forth in section (a) above.

3.     Term. This Agreement shall terminate on ● , 2011 (the "Term").

4.     Amendment. This Agreement may only be amended by written consent of all the parties to this Agreement at the time of such amendment or their assigns, successors in interest, personal representatives, heirs or legatees.

5.     Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.     Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, and no modification shall be binding upon the party affected unless it is an amendment pursuant to Section 4 hereof or set forth in writing and duly executed by each party affected. For greater certainty, nothing contained in this Agreement including but not limited to Section 2, shall prohibit or in any way restrict any Shareholder from disposing of or tendering for disposal of, in any manner whatsoever, any Shares held by such Shareholder during the Term.

7.     Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Solitario and its successors and assigns and the Shareholders the respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), associates (as defined in Rule 405 under the Securities Act of 1933, as amended), heirs, executors, administrators, representatives, successors and assigns of each of them, so long as they hold Shares.

8.     Counterparts. This Agreement may be delivered via facsimile or electronic mail and may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient and, if not, then on the next business day; (iii) when sent by confirmed electronic mail with an electronic delivery receipt if sent during normal business hours of the recipient and, if not, then on the next business day; (iv) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (v) one day after deposit with a nationally recognized overnight courier, prepaid and specifying next day delivery, with written verification of receipt. All communications shall be sent to Solitario and to Shareholders, each at the addresses set forth on the signature pages hereto or at such other address as Solitario or the Shareholder may designate by ten days advance written notice to the other parties hereto.

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10.     Application of Colorado Law and Venue. This Agreement, and the application or interpretation hereof, shall be governed exclusively by the internal laws of the State of Colorado, without respect to principles of conflicts of law. Any action or proceeding seeking to enforce any provision of, or based on any right or obligation arising out of, this Agreement shall be brought against any of the parties in the courts of the City and County of Denver, State of Colorado, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of any provisions hereof.

12.     Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SOLITARIO:	SOLITARIO EXPLORATION & ROYALTY CORP.
By:
Name:
Title:
Address

Fax #:
Email Address:

SHAREHOLDER:
	By:	Richard D. McNeely
Name:
Title:
Address

Fax #:
Email Address:

SHAREHOLDER:
	By:	Jeffrey R. Ward
Name:
Title:
Address

Fax #:
Email Address: